Exhibit 2.1
EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
by and between
FRONTIER GAS SERVICES, LLC
- and -
CRESTWOOD MIDSTREAM PARTNERS LP
February 18, 2011

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

EXHIBITS AND SCHEDULES
Exhibits

Exhibit A-1	Texas System Maps
Exhibit A-2	Arkansas System Maps
Exhibit B	Knowledge
Exhibit C	Eligible Employees
Exhibit D-1	Texas System AFEs
Exhibit D-2	Arkansas System AFEs
Exhibit E-1	Texas Pipeline Inventory
Exhibit E-2	Arkansas Pipeline Inventory
Exhibit F	Form of Warranty Deed
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Assignment, Assumption and Bill of Sale
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of Indemnification Escrow Agreement
Exhibit K	BP Contract Value Adjustment Calculation Example
Schedules

Schedule 2.01(b)(i)(A)	Fee Property
Schedule 2.01(b)(i)(B)	Easements
Schedule 2.01(b)(ii)	Improvements
Schedule 2.01(b)(iii)	Tangible Personal Property
Schedule 2.01(b)(iv)	Contracts
Schedule 2.01(b)(v)	Permits
Schedule 2.01(c)(xi)	Excluded Items
Schedule 2.01(d)	Assumed Liabilities
Schedule 3.03	Allocation of Purchase Price
Schedule 5.03	No Violation
Schedule 5.04(a)	Material Contracts — List
Schedule 5.04(b)	Material Contracts — Default
Schedule 5.05(a)	Real Property — Legal Requirements
Schedule 5.05(b)	Real Property — Consents
Schedule 5.05(f)(a)	Real Property Leases
Schedule 5.05(f)(b)	Status of Real Property Leases
Schedule 5.05(g)	Easement Gaps
Schedule 5.06	Title
Schedule 5.07	Permits — Compliance
Schedule 5.08	Compliance with Law
Schedule 5.09	Litigation
Schedule 5.10	Environmental Matters
Schedule 5.12(b)	Employee Benefit Plans
Schedule 5.13	Brokers

i

EXHIBITS AND SCHEDULES

Schedule 5.14	Financial Statements
Schedule 5.15	Absence of Undisclosed Liabilities
Schedule 5.16	Certain Changes
Schedule 5.17	Insurance
Schedule 5.18	Regulation
Schedule 6.06	Debt Financing Commitment Schedule
Schedule 8.01(f)	Required Consents
Schedule 10.10	Suspended Funds

ii

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (“Agreement”) is made and entered into on this 18th day of February, 2011 by and between Frontier Gas Services, LLC, a Delaware limited liability company (“Seller”), and Crestwood Midstream Partners LP, a Delaware limited partnership (“Buyer”). Seller and Buyer are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”
RECITAL
     Seller owns natural gas processing facilities and a related gathering system and gas liquids pipeline located in Roberts County, Texas, maps of which are included in Exhibit A-1 attached hereto (collectively, the “Texas System”), and Seller owns natural gas gathering systems located in Van Buren, Conway, Faulkner and White Counties, Arkansas, maps of which are included in Exhibit A-2 attached hereto (collectively, the “Arkansas System”). Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets and other related assets on the terms and conditions set forth in this Agreement.
AGREEMENTS
     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.01 Definitions. Each capitalized term used herein shall have the meaning given such term as set forth below.
     “2010 Financials” shall have the meaning given such term in Section 5.14.
     “AFE Actual Cost” shall have the meaning given such term in Section 3.01(c).
     “AFE Cost Difference” shall have the meaning given such term in Section 3.01(c).
     “AFE Estimated Cost” shall have the meaning given such term in Section 3.01(a).
     “AFE Projects” shall have the meaning given such term in Section 3.01(c).
     “AFEs” shall have the meaning given such term in Section 3.01(c).
     “Affiliate” shall mean, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” shall mean (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing more than 50% of the power to vote in the election of directors, managers or Persons performing similar functions, and (b) ownership of more than 50% of the equity or equivalent interest in any Person.
     “Agreement” shall have the meaning given such term in the introductory paragraph hereof.
     “Allocation” shall have the meaning given such term in Section 3.03.
     “Annual Costs” shall have the meaning given such term in the Treating Agreements.
     “Arkansas System” shall have the meaning given such term in the recitals above.
     “Assumed Liabilities” shall have the meaning given such term in Section 2.01(d).
     “Balance Sheet Date” shall have the meaning given such term in Section 5.14.
     “Base Amount” shall have the meaning given such term in Section 3.01(a).
     “Base Price” means the total of the Base Amount, plus the Unit Payment Amount, minus the BP Additional Payment Amount.
     “BP” shall mean BP America Production Company.
     “BP Additional Payment Amount” shall mean Fifteen Million Dollars ($15,000,000).
     “BP Contract Deadline” shall have the meaning given such term in Section 3.02.
     “BP Contract Value” shall have the meaning given such term in Section 3.02.
     “Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in Tulsa, Oklahoma are required or authorized by a Legal Requirement to be closed.
     “Buyer” shall have the meaning given such term in the introductory paragraph hereof.
     “Buyer Benefit Plans” shall have the meaning given such term in Section 7.02.
     “Buyer Indemnified Parties” shall have the meaning given such term in Section 10.01(a).
     “Cap” shall have the meaning given such term in Section 10.01(a).
     “Claim Notice” shall have the meaning given such term in Section 10.01(c).
     “Claims” shall mean any and all claims, actions, suits, demands or other proceedings, whether in the nature of judicial or prejudicial proceedings, arbitration or mediation proceedings, made or brought against a Person for recovery of Damages.

     “Class C Units” means the unregistered Class C Units representing limited partnership interests in Buyer.
     “Closing” shall have the meaning given such term in Section 4.01.
     “Closing Date” shall have the meaning given such term in Section 4.01.
     “COBRA” shall have the meaning given such term in Section 7.04.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall mean that certain Confidentiality and Non-Disclosure Agreement by and between Buyer and Seller, dated October 28, 2010.
     “Contracts” shall have the meaning given such term in Section 2.01(b)(iv).
     “Creditors’ Rights” shall have the meaning given such term in Section 5.02.
     “Damages” shall mean any and all damages, judgments, losses, costs, penalties, fines, court costs, expenses (including reasonable attorneys’ fees) and Liabilities of any kind or character, provided, however, that the amount of any Damage shall be offset by any amounts received by the Indemnified Party from any third-party (including insurers or sureties) with respect to such Damages.
     “Debt Financing” shall have the meaning given such term in Section 6.06.
     “Debt Financing Commitment” shall have the meaning given such term in Section 6.06.
     “Deductible” shall have the meaning given such term in Section 10.01(a).
     “Dispute Notice” shall have the meaning given such term in Section 10.01(e).
     “Easements” shall have the meaning given such term in Section 2.01(b)(i)(B).
     “Effective Time” shall mean 7:00 a.m. Central Time on February 1, 2011.
     “Eligible Employees” shall mean Seller’s or its Affiliate’s employees listed on Exhibit C.
     “Employee Benefit Plan” means any (i) employee pension benefit plan (as described in Section 3(2) of ERISA), (ii) employee welfare benefit plan (as described in Section 3(1) of ERISA), or (iii) incentive, deferred compensation, severance, stock option, bonus, vacation or other employee benefit plan, arrangement, agreement, and practice that relates to employee benefits, or any employment agreement, bonus program and any other arrangement subject to the requirements of Section 409A of the Code, whether or not subject to ERISA.
     “Encumbrances” shall mean any lien, mortgage, deed of trust, security interest, pledge, hypothecation, charge, security interest, preferential purchase right, right of first refusal or other encumbrance.

     “Environmental Legal Requirements” shall mean any and all Legal Requirements which relate in any manner or impose liability with respect to health, the environment, natural resources, pollution, a community’s right to know, worker protection, or the emission, discharge, release, treatment, storage, disposal, management, remediation, or other form of response to, Hazardous Materials, specifically including, without limitation, but by way of example, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and other environmental conservation or protection laws.
     “Environmental Permits” shall mean all permits, licenses, certificates, registrations, exemptions, identification numbers, applications, consents, approvals, variances, notice of intent, and other authorizations necessary to comply with Environmental Legal Requirements.
     “Equity Financing” shall have the meaning given such term in Section 6.06.
     “ERISA Affiliate” means any entity that is considered a single employer with Seller or its Affiliate under ERISA Section 4001(b) or part of the same “controlled group” as Seller or its Affiliate for purposes of Sections 414(b) or (c) of the Code.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” shall mean Comerica Bank.
     “Escrow Claim” shall have the meaning given such term in Section 10.01(e).
     “Escrow Claim Amount” shall have the meaning given such term in Section 10.01(e).
     “Excess Costs” shall have the meaning given such term in the Treating Agreements.
     “Excluded Assets” shall have the meaning given such term in Section 2.01(c).
     “Excluded Contracts” means, collectively, the Excluded MSAs, the Excluded NAESB Contracts and all other contracts listed on Schedule 2.01(c)(xi); excluding, however, the Management Agreement; the Barclays Capital Inc. Engagement Letter dated October 14, 2010; the Indian Creek Gas Processing, L.P. and Central Plains Pipeline Company LLC Purchase and Sale Agreement dated January 9, 2009; and, the Arkansas Midstream Gas Services, Corp. Asset Sale Agreement dated January 1, 2010.
     “Excluded MSAs” shall have the meaning given such term in Section 2.01(c)(x).
     “Excluded NAESB Contracts” shall have the meaning given such term in Section 2.01(c)(ix).
     “Expenses” shall have the meaning given such term in Section 10.04.

     “Fee Property” shall have the meaning given such term in Section 2.01(b)(i)(A).
     “Financial Statements” shall have the meaning given such term in Section 5.14.
     “Final Distribution Date” shall have the meaning given such term in Section 10.01(e).
     “Final Order” shall have the meaning given such term in Section 10.01(e).
     “First Distribution Date” shall have the meaning given such term in Section 10.01(e).
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “Gap” means any part of the Systems not located on or under (i) the Fee Property or (ii) real property the subject of an Easement.
     “Governmental Entity” shall mean any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of the United States of America, tribal, state, county, municipality or local governmental body or political subdivision.
     “Gross Margin Expected Terms” shall mean $11,605,752, which is the minimum aggregate gross margin expected by Seller for the firm commitment period of the New BP Contract, if the New BP Contract contains a five (5) year firm commitment period and the firm gas quantities (to which BP’s deficiency payment obligation applies) and fees (to be applied to gas actually delivered) as set forth in that certain updated non-binding proposal letter to BP dated January 12, 2011.
     “Gross Margin Actual Terms” shall mean the minimum aggregate gross margin expected by Seller for the firm commitment period of the New BP Contract, based on the firm gas quantities (to which BP’s deficiency payment obligation applies) and fees (to be applied to gas actually delivered) set forth for such firm commitment period in the New BP Contract actually executed by Seller or Buyer, as applicable, and BP, if any.
     “Hazardous Materials” shall mean (a) any substances, materials, or wastes that are or become classified or regulated under any Environmental Legal Requirement; and/or (b) those substances, materials, or wastes included within statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste” “hazardous waste,” “extremely hazardous substance,” “solid waste,” “regulated substance,” “hazardous materials,” “toxic substances,” “pollutant” or “contaminant” under any Environmental Legal Requirement.
     “Holding Period” shall have the meaning given such term in Section 4.02(c).
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “HSR Approval Deadline” shall mean 5:00 p.m., Central Time, on the 75th day following the date of this Agreement.

     “Improvements” shall have the meaning given such term in Section 2.01(b)(ii).
     “Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.
     “Indemnification Escrow Agreement” shall have the meaning given such term in Section 3.01(b).
     “Indemnification Escrow Amount” shall have the meaning given such term in Section 3.01(b).
     “Indemnified Party” shall have the meaning given such term in Section 10.01(c).
     “Indemnifying Party” shall have the meaning given such term in Section 10.01(c).
     “Joint Instructions” shall have the meaning given such term in Section 10.01(e).
     “Knowledge”, wherever used in the phrase “to the knowledge of” Seller or to Seller’s “knowledge” or wherever it is said that Seller has or does not have “knowledge,” shall mean the actual knowledge of the employees of Seller specified on Exhibit B attached hereto and made a part hereof, without requirement of investigation or inquiry.
     “Legal Requirements” shall mean any applicable laws, statutes, codes, rules, regulations, ordinances, judgments, orders, memorandums of agreement, writs, decrees or guidance documents of any Governmental Entity having competent jurisdiction, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable.
     “Lending Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties named in Section 6.06, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.
     “Liability” shall mean any liability (including, without limitation, STRICT LIABILITY arising under Environmental Legal Requirements or otherwise), obligation, indebtedness, expense, claim, loss, damage, or guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, regardless of whether such liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
     “Management Agreement” shall mean that certain Management, Administration and Operating Services Agreement for Frontier Gas Services, LLC dated as of August 1, 2009, between Seller, Frontier Energy Services, LLC, Frontier Midstream, LLC and TPF II Gas

Services, LLC, as amended by that certain First Amendment to Management, Administration and Operating Services Agreement, dated as of November 1, 2009, and as in effect as of the Effective Time.
     “Marketing Period” means the first period of 20 consecutive Business Days after the date hereof throughout which: (i) Buyer shall have the Required Information that Seller is required to provide to Buyer pursuant to Section 4.02 and (ii) the conditions set forth in Article 8 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article 8 to fail to be satisfied assuming the Closing were scheduled for any time during such 20 consecutive Business Day period (except in each case under this clause (ii) for such conditions set forth in Section 8.01(c) and Section 8.01(f) which conditions are contemplated to be satisfied concurrently with the Marketing Period); provided, that the Marketing Period shall not be deemed to have commenced (x) until the expiration of 15 consecutive calendar days following Buyer’s receipt of the Required Information, and (y) if, following the commencement of, but prior to the completion of, the Marketing Period, (A) Grant Thornton LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the audited financial statements of Seller; (B) the financial statements included in the Required Information that are available to Buyer on the first day of any such 20 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive Business Day period to permit a registration statement including such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence unless and until the receipt by Buyer of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period; or (C) Seller issues a public statement indicating its intent to restate any historical financial statements of Seller or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or Seller has announced that it has concluded that no restatement shall be required in accordance with GAAP.
     “Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), operations, properties, assets or Liabilities of the Purchased Assets taken as a whole (whether or not covered by insurance).
     “Material Contracts” shall mean any of the following types of contracts (other than the Real Property and the Excluded Assets) in effect on the date of this Agreement to which Seller is a party in relation to the Purchased Assets:
     (i) any contract, agreement or arrangement, that requires aggregate expenditures by or payments to Seller of more than $200,000;
     (ii) any contract, agreement or arrangement that can reasonably be expected to result in aggregate revenues to Seller of more than $600,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the primary term of such contract;

     (iii) any contract, agreement or arrangement that may not be cancelled on ninety (90) days or fewer notice without liability or penalty to Seller or resulting in a breach thereunder;
     (iv) any contract, agreement or arrangement containing provisions that restrict the right of Seller to engage in any type of business or compete in any geographic area and which provisions would be binding on Buyer following the Effective Time;
     (v) any partnership or joint venture agreement covering the Purchased Assets;
     (vi) any security agreement, mortgage or other agreement creating an Encumbrance (other than Permitted Encumbrances);
     (vii) any pipeline interconnect agreement, gas purchase agreement, gas gathering and compression services agreement, compressor lease agreement, amine treating agreement, gas gathering and processing agreement, condensate sales agreement or NGL sales agreement;
     (viii) any contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, security agreement, assignment, pledge, bonds, letters of credit or similar financial contract or Indebtedness;
     (ix) any contract that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $100,000;
     (x) any contract among or between Seller, on the one hand, and any Affiliate of the Seller, on the other hand;
     (xi) any contract where the primary purpose thereof was to indemnify a third party;
     (xii) any executory contract that constitutes a pending purchase and sale agreement or other contract providing for the purchase, sale or earning of any material asset;
     (xiii) any contract that constitutes a swap, sale or other exchange of commodities or other hedging agreement;
     (xiv) any contract the termination of which would result in a Material Adverse Effect; or
     (xv) any contract that is otherwise material to the business or the ownership and operation of the Purchased Assets.
     “New BP Contract” shall have the meaning given such term in Section 3.02.

     “New Easements” shall have the meaning given such term in Section 4.02(d).
     “Non-Assigned Asset” shall have the meaning given such term in Section 4.02(c).
     “Notice Period” shall have the meaning given such term in Section 10.01(c).
     “Objection Report” shall have the meaning given such term in Section 3.01(g).
     “Outside Date” shall mean 5:00 p.m., Central Time, on the 90th day following the date of this Agreement.
     “Party(ies)” shall have the meaning given such term in the introductory paragraph hereof.
     “Permits” shall have the meaning given such term in Section 2.01(b)(v).
     “Permitted Encumbrances” shall mean the following matters:
     (i) the rights reserved to, vested in, or imposed by any Governmental Entity to control, regulate or monitor the Purchased Assets in accordance with all Legal Requirements;
     (ii) Any lien for Taxes that are not yet due and payable or, if delinquent, that are being contested in good faith;
     (iii) Materialmen’s, mechanic’s, repairmen’s, employees’, contractors’, tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith;
     (iv) Preferential rights to purchase and required third-party consents to or approvals of or waivers respecting assignments and similar agreements with respect to which waivers or consents, approvals or waivers are obtained from the appropriate parties prior to Closing;
     (v) All rights reserved to or vested in any Governmental Entity to control or regulate any of the real property interests constituting a part of the Purchased Assets;
     (vi) All easements, restrictions, reservations, contracts, rights-of-way, agreements, terms, conditions and covenants now of record to the extent (but no further) that each such matter described or referred to in this clause is valid and subsisting as of the date hereof and affects the Real Property;
     (vii) Any matters that are waived without reservation in writing by Buyer or otherwise released or satisfied by Seller on or prior to the Closing Date;
     (viii) Consents and approvals that are customarily obtained after sale and conveyance; and

     (ix) Any Encumbrances (a) that do not impair in any material respect the continued use and operation of the Purchased Assets taken as a whole or (b) that relate solely to the Excluded Assets.
     “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other legal entity or organization, including any Governmental Entity.
     “Pipeline Inventory” shall have the meaning given such term in Section 3.01(d).
     “Pipeline Inventory Actual Cost” shall have the meaning given such term in Section 3.01(d).
     “Pipeline Inventory Cost Difference” shall have the meaning given such term in Section 3.01(d).
     “Pipeline Inventory Estimated Cost” shall have the meaning given such term in Section 3.01(a).
     “Placement Agent” shall mean Barclays Capital.
     “Property Taxes” shall have the meaning given such term in Section 10.05.
     “Purchased Assets” shall have the meaning given such term in Section 2.01(b).
     “Real Property” shall mean the Fee Property, Easements and Improvements, collectively.
     “Real Property Leases” shall have the meaning given such term in Section 5.05(f).
     “Real Property Threshold” shall have the meaning given such term in Section 10.01(a).
     “Receipts” shall have the meaning given such term in Section 10.04.
     “Records” shall have the meaning given to such term in Section 2.01(b)(vi).
     “Required Consents” shall mean those waivers, approvals, consents, filings and notices which are required to be made by or given to Seller to transfer the Purchased Assets as contemplated herein.
     “Required Information” shall have the meaning given such term in Section 4.02(e).
     “Retained Liabilities” shall have the meaning given such term in Section 2.01(d).
     “Second Distribution Date” shall have the meaning given such term in Section 10.01(e).
     “Seller” shall have the meaning given such term in the introductory paragraph hereof.
     “Seller Indemnified Parties” shall have the meaning given such term in Section 10.01(b).

     “Settlement Statement” shall have the meaning given such term in Section 3.01(f).
     “Suspended Funds” shall have the meaning given such terms in Section 10.10.
     “Systems” shall have the meaning given such term in Section 2.01(b).
     “Tangible Personal Property” shall have the meaning given such term in Section 2.01(b)(iii).
     “Taxes” shall mean all applicable federal, state and local income, margins, capital gains, capital stock, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, service, occupation, payroll, real property, windfall profits, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, excise, severance, stamp, property, or other taxes imposed by a Governmental Entity having jurisdiction, together with any estimated taxes, deficiency assessments, additions to tax, interest and penalties, whether disputed or otherwise, with respect thereto.
     “Tax Return” shall mean any return, report, election, document, estimated tax filing, declaration, claim for refund, information return or other similar filing provided to any Governmental Entity with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Fee” shall have the meaning given such term in Section 4.04.
     “Texas System” shall have the meaning given such term in the recitals above.
     “Threshold” shall have the meaning given such term in Section 10.01(a).
     “Transaction Financing” shall have the meaning given such term in Section 6.06.
     “Transfer Taxes” shall mean any sales, use, transfer, excise, stock, stamp, document, filing, recording, authorization and/or similar taxes, fees and charges levied by a Governmental Entity.
     “Transferring Employee” shall have the meaning given such term in Section 7.01.
     “Transition Services Agreement” shall have the meaning given such term in Section 10.09.
     “Treating Agreements” shall mean, collectively, (a) that certain Gas Gathering and Compression Services Agreement dated effective as of January 1, 2010 between Seller and Chesapeake Energy Marketing, Inc. and Chesapeake Exploration, L.L.C., and (b) that certain Gas Gathering and Compression Services Agreement dated effective as of January 1, 2010 between Seller and BP.
     “Treating Cost Difference” shall have the meaning given such term in Section 3.01(e).
     “Treating Fees” shall have the meaning given such term in Section 3.01(e).

     “Underage Costs” shall have the meaning given such term in the Treating Agreements.
     “Unit Payment Amount” shall have the meaning given such term in Section 3.01(a).
     “Unit Purchase Agreement(s)” shall mean that certain Unit Purchase Agreement(s) of even date herewith, between Buyer and the purchaser(s) listed on the signature pages thereto.
     “Unresolved Claim” shall have the meaning given such term in Section 10.01(e).
     “Yards” shall have the meaning given such term in Section 3.01(d).
ARTICLE 2
PURCHASE AND SALE
     2.01 Purchase and Sale.
     (a) On the Closing Date, but effective as of the Effective Time and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer (or its designated subsidiary), and Buyer (or its designated subsidiary) shall assume, purchase and pay for the Purchased Assets.
     (b) As used herein, the term “Purchased Assets” shall mean all of Seller’s right, title and interest in and to the property and assets of the Texas System and the Arkansas System (collectively, the “Systems”), and other related assets, (in each case other than the Excluded Assets), as more specifically described below:
     (i) (A) All property described on Schedule 2.01(b)(i)(A), less and except any mineral rights that may have been severed therefrom (collectively, the “Fee Property”); and, (B) all easements, rights-of-way, surface use agreements, surface lease agreements, line rights and real property licenses listed on Schedule 2.01(b)(i)(B) and any other easements, rights-of-way, property use agreements, line rights and real property licenses of Seller upon which the Systems are located (collectively, the “Easements”);
     (ii) All of Seller’s structures, fixtures and facilities located on the Fee Property and Easements, and all of Seller’s appurtenances attached to the Fee Property and Easements, including, without limitation, all buildings, gathering lines, pipelines, valves, fittings, storage tanks and pumping facilities, and other items listed on Schedule 2.01(b)(ii) (collectively, the “Improvements”), which shall be treated as real property for all purposes of this Agreement;
     (iii) To the extent same do not constitute Improvements, all of Seller’s fittings, tools, spare parts, racks, rectifiers, cathodic protection devices, storage tanks, machinery, equipment, pumps, engines, pipes, valves, connections, gates, pig launchers and receivers, lines, wires, computer hardware, motor vehicles, trailers and other tangible personal property located on the Real Property, including, without limitation, those items listed on Schedule 2.01(b)(iii) (the “Tangible Personal Property”);

     (iv) All sales agreements, gathering agreements, gas purchase agreements, pipeline interconnect agreements, compressor lease agreements, compression services agreements, amine treating agreements, gas gathering and processing agreements, condensate sales agreements, NGL sales agreements and other contracts, agreements and legally binding rights and obligations of Seller pertaining to the Real Property (other than the Easements) and/or the Tangible Personal Property, which are listed on Schedule 2.01(b)(iv) (the “Contracts”);
     (v) All permits, Environmental Permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted by any Governmental Entity to Seller, or for which Seller has filed or applied, for the ownership and/or operation of the Real Property and/or the Tangible Personal Property, to the extent the same are assignable, including, without limitation, those listed on Schedule 2.01(b)(v) (the “Permits”);
     (vi) Such accounting, real property and operational records and documents which relate to the Real Property, Tangible Personal Property, Contracts and/or Permits and are within Seller’s possession (the “Records”);
     (vii) All of Seller’s inventory of natural gas, natural gas liquids and other products located within the Systems at the Effective Time, excluding, however, any natural gas, natural gas liquids and other products owned by third parties;
     (viii) With respect to the Arkansas System, that certain Assignment of Overriding Royalty Interest dated December 19, 2007, by and between Storm Cat Energy (USA) Corporation, as assignor, and Seller (successor in interest to Frontier Energy Services, LLC), as assignee, recorded in Miscellaneous Book 2008-1, Page 326-383 (Doc# 20080392) of the official real property records in Van Buren County, Arkansas;
     (ix) To the extent transferable, all warranties and indemnities of any manufacturer, supplier or vendor with respect to any of the Purchased Assets and/or the Assumed Liabilities, including without limitation the Improvements and Tangible Personal Property; and
     (x) All other assets that are owned by Seller or its Affiliates that are used in connection with the ownership and operation of the Purchased Assets.
     (c) As used herein, the term “Excluded Assets” shall mean the following:
     (i) any intellectual property rights of Seller or its Affiliates consisting of logos, emblems, signs, trademarks, trade names or service marks;
     (ii) policies of insurance, fidelity, surety or similar bonds and the coverage afforded thereby, causes of action and third-party indemnities (excluding those included in the Purchased Assets pursuant to Section 2.01(b)(ix) (other than those described in clause (iii) below));

(iii) warranties and indemnities of any manufacturer, supplier or vendor with respect to any of the Purchased Assets (including without limitation the Improvements and Tangible Personal Property), to the extent they are not transferable and/or they pertain to matters relating to the Retained Liabilities;
     (iv) any refund of Taxes, or rights to refund of Taxes, for periods ended on or prior to the Effective Time;
     (v) any working capital, cash or cash equivalents of Seller or its Affiliates;
     (vi) Receipts described in Section 10.04(b) hereof;
     (vii) any contract, agreement or arrangement between any Eligible Employee and Seller or an Affiliate of Seller;
     (viii) Seller’s Tulsa, Oklahoma offices and Seller’s inventory, equipment, motor vehicles, furniture, computers, fixtures and other items located in Tulsa, Oklahoma;
     (ix) Seller’s NAESB contracts for purchase and sale of natural gas not listed on Schedule 2.01(b)(iv), including all transactions under such contracts (the “Excluded NAESB Contracts”);
     (x) Seller’s master service agreements (other than master compression services agreements) not listed on Schedule 2.01(b)(iv) (the “Excluded MSAs”), regardless of whether or not any work orders or attachments thereto relate to the Purchased Assets; and
     (xi) the items set forth on Schedule 2.01(c)(xi).
     (d) Buyer shall assume all Liabilities (other than obligations) and shall assume and perform all obligations of Seller (i) relating to the Purchased Assets and Transferring Employees that (A) in the case of such Liabilities arise, or in the case of such obligations are to be performed, on or after the Effective Time, or (B) are specifically described on Schedule 2.01(d), or (ii) relating to the utilization of the Excluded Contracts for operation, maintenance, repair and/or expansion of the Purchased Assets (x) in accordance with Section 4.02(d) during the period commencing at the Effective Time and ending on the Closing Date and/or (y) in accordance with the Transition Services Agreement during the period from the Closing Date until the expiration or earlier termination of the Transition Services Agreement, except to the extent such Liabilities and/or obligations were caused by the gross negligence or willful misconduct of Seller (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, Seller shall retain (i) all other Liabilities (other than obligations) and shall retain and perform all other obligations of Seller relating to the Purchased Assets and Transferring Employees that in the case of such Liabilities arise, or in the case of such obligations are to be performed, prior to the Effective Time, and (ii) all Liabilities that arise out of the ownership and/or operation of the Excluded Assets (collectively, the “Retained Liabilities”).
     (e) To the extent the vendor under any compressor lease agreement and/or compression services agreement included in the Contracts requests that Buyer enter into a replacement agreement with such lessor/vendor rather than taking assignment of such Contract, Buyer shall execute and deliver to the vendor a replacement agreement on substantially the same terms and conditions as those set forth in the Contract being replaced, and such replaced Contract shall thereupon become an Excluded Asset.
     2.02 Transfer of Records. On the date transition services pursuant to the Transition Services Agreement end as provided in Section 10.09, Seller shall provide to Buyer originals of the Records, or copies if originals are not available.
ARTICLE 3
PURCHASE PRICE FOR PURCHASED ASSETS AND SETTLEMENT
     3.01 Purchase Price at Closing; Settlement.
     (a) The purchase price for the Purchased Assets (the “Purchase Price”) shall be the sum of:
     (i) Two Hundred Million and 00/100 Dollars ($200,000,000.00) (the “Base Amount”), plus
     (ii) Seventeen Million Seventy-Two Thousand Forty-Five and 00/100 Dollars ($17,072,045.00) (the “AFE Estimated Cost”) (which AFE Estimated Cost shall be trued-up post-Closing to actuals for the AFE Projects as provided in Section 3.01(c)), plus
     (iii) Two Million Eight Hundred Thirty-Nine Thousand Eight Hundred Seventy-Seven and 25/100 Dollars ($2,839,877.25) (the “Pipeline Inventory Estimated Cost”) (which Pipeline Inventory Estimated Cost shall be trued-up post-Closing to actuals for the Pipeline Inventory as provided in Section 3.01(d)), plus
     (iv) One Hundred Fifty Two Million Nine Hundred Fifty Three Thousand Five Hundred and 00/100 Dollars ($152,953,500.00), less (A) the placement engagement fee of one percent (1.0%) of the gross proceeds received by Buyer for the institutional private sale, under the Unit Purchase Agreement(s), of the Class C Units and (B) associated costs of the Placement Agent (not to exceed $50,000.00 without the consent of Seller, not to be unreasonably withheld) for such sale of such Class C Units (the total being the “Unit Payment Amount”), subject to adjustment at Closing for Seller’s prorated share of Property Taxes as provided in Section 10.05, which adjusted Purchase Price shall be paid by Buyer to Seller in accordance with Section 3.01(b). The Purchase Price shall be further adjusted after Closing in accordance with this Section 3.01.
     (b) Payment of the Purchase Price shall be made at Closing by wire transfer of immediately available funds to bank accounts designated in writing by Seller to Buyer two (2) Business Days prior to Closing, except that (i) Buyer shall withhold an amount equal to the BP Additional Payment Amount and such amount shall be payable pursuant to Section 3.02, and (ii)

Buyer will pay an amount equal to ten percent (10%) of the Base Price (the “Indemnification Escrow Amount”) to the Escrow Agent, in immediately available United States funds by certified wire transfer to an account designated by the Escrow Agent. The Escrow Amount shall be available to fund the amount of any indemnification obligations of Seller pursuant to Article 10. The Escrow Amount shall be held by the Escrow Agent and disbursed pursuant to Section 10.01(e) and an Escrow Agreement, substantially in the form of Exhibit J attached hereto, to be entered into on the Closing Date by Buyer, Seller and the Escrow Agent (the “Indemnification Escrow Agreement”).
     (c) The Parties acknowledge and agree that Seller is performing, and will continue performing between the date of this Agreement and the Closing Date, construction and other work for various projects related to the Systems (the “AFE Projects”) as further indicated in the AFEs attached hereto as Exhibit D-1 for the Texas System and Exhibit D-2 for the Arkansas System (collectively, the “AFEs”), which AFE Projects and AFEs are hereby approved by Buyer. The AFE Estimated Cost represents an estimate of all direct and indirect capital costs and expenses (i.e., costs and expenses capitalized under GAAP) actually incurred and/or to be incurred by Seller and its Affiliates (whether or not yet paid for) from and after the Effective Time through (but excluding) the Closing Date, to acquire, construct and install the AFE Projects. The Purchase Price shall be adjusted after Closing as provided below in this Article 3 by the difference between (the “AFE Cost Difference”): (i) the AFE Estimated Cost; and, (ii) the amount (the “AFE Actual Cost”) of all direct and indirect capital costs and expenses (i.e., costs and expenses capitalized under GAAP) actually incurred by Seller and its Affiliates from and after the Effective Time through (but excluding) the Closing Date to acquire, construct and install the AFE Projects. Under the Settlement Statement and Sections 3.01(f) and (g) below, if the AFE Actual Cost is greater than the AFE Estimated Cost, Buyer shall pay the AFE Cost Difference to Seller, or, if the AFE Actual Cost is less than the AFE Estimated Cost, Seller shall pay the AFE Cost Difference to Buyer.
     (d) The Parties acknowledge and agree that Seller has purchased and owns the pipeline inventory described in Exhibit E-1 attached hereto for the Texas System and in Exhibit E-2 attached hereto for the Arkansas System (collectively, the “Pipeline Inventory”). Such Pipeline Inventory is stored at Seller’s yard(s) and/or in the yard of its pipeline vendor or its pipe vendor’s coater (collectively, the “Yards”), and pipe will be removed from the Yards and the Pipeline Inventory from time-to-time (both before and after the Effective Time) by Seller for use in expansion of the Systems; provided, however, pipe will be removed from the Yards and the Pipeline Inventory after the Effective Time only as utilized in the AFE Projects. The Pipeline Inventory Estimated Cost represents the total of the actual, direct costs paid by Seller and/or its Affiliates for the Pipeline Inventory estimated to be remaining in the Yards at the Effective Time. The Purchase Price shall be adjusted after Closing as provided below in this Article 3 by the difference between (the “Pipeline Inventory Cost Difference”): (i) the Pipeline Inventory Estimated Cost; and, (ii) the amount (the “Pipeline Inventory Actual Cost”) of the actual, direct costs paid by Seller and/or its Affiliates for the Pipeline Inventory actually remaining in the Yards at the Effective Time. Under the Settlement Statement and Sections 3.01(f) and (g) below, if the Pipeline Inventory Actual Cost is greater than the Pipeline Inventory Estimated Cost, Buyer shall pay the Pipeline Inventory Cost Difference to Seller, or, if the Pipeline Inventory Actual Cost is less than the Pipeline Inventory Estimated Cost, Seller shall pay the Pipeline Inventory Cost Difference to Buyer.

     (e) The Parties acknowledge and agree that the fees charged for treatment of CO2 under the Treating Agreements (the “Treating Fees”) are subject to annual true-up each year to account for the Annual Costs incurred by Seller during the preceding calendar year to treat gas on the applicable portion of the Arkansas System. Seller is currently in the process of determining this true-up for the Annual Costs incurred during calendar year 2010, which true-up will be applied to the Treating Fees charged during calendar year 2011. The Purchase Price shall be adjusted after Closing as provided below in this Article 3 by either (as applicable, the “Treating Cost Difference”): (i) the Excess Costs determined in accordance with the Treating Agreements for calendar year 2010 or (ii) the Underage Costs determined in accordance with the Treating Agreements for calendar year 2010, whichever applies. Under the Settlement Statement and Sections 3.01(f) and (g) below, if the true-up for calendar year 2010 determines there were Excess Costs for such year, Buyer shall pay the Treating Cost Difference to Seller, or, if the true-up for calendar year 2010 determines there were Underage Costs for such year, Seller shall pay the Treating Cost Difference to Buyer.
     (f) As soon as commercially practicable, but not later than 90 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Settlement Statement”) setting forth: (i) calculation of the AFE Actual Cost and the AFE Cost Difference owed by Seller or Buyer, as the case may be; (ii) calculation of the Pipeline Inventory Actual Cost and the Pipeline Inventory Cost Difference owed by Seller or Buyer, as the case may be; (iii) calculation of the Annual Costs for calendar year 2010 and the Treating Cost Difference owed by Seller or Buyer, as the case may be; and (iv) the amount of the Receipts and Expenses to be accounted for in accordance with Section 10.04 hereof. As may be requested by either Party, Buyer or Seller, as applicable, shall promptly furnish to the requesting Party all information that it or its Affiliates may have that is useful to Buyer or Seller, as applicable, in the calculation or verification of the Settlement Statement. On or before the thirtieth (30th) day after receipt of the Settlement Statement, or the first Business Day thereafter if such thirtieth (30th) day is a not a Business Day, Seller shall pay any and all amounts as shown to be owed by Seller to Buyer under the Settlement Statement or Buyer shall pay any and all amounts as shown to be owed by Buyer to Seller under the Settlement Statement, less any amounts that Buyer disputes as owing to Seller under the Settlement Statement.
     (g) Should Buyer dispute any amount shown as payable by Buyer or payable by Seller under the Settlement Statement, Buyer shall deliver to Seller a written report (the “Objection Report”) containing any changes that Buyer proposes to be made to the Settlement Statement no later than thirty (30) days after Buyer’s receipt of the Settlement Statement. If Buyer provides a notice of agreement or does not deliver an Objection Report to Seller within such 30-day period, then Buyer shall be deemed to have accepted the calculations and amounts set forth in the Settlement Statement delivered by Seller, which shall then be final, binding and conclusive for all purposes hereunder. In the event Buyer does deliver an Objection Report to Seller within such 30-day period, Buyer and Seller shall undertake to agree upon a final resolution of the amounts owing under the Settlement Statement not later than 150 days after the Closing Date should Buyer dispute any amount thereunder. If Buyer timely proposes changes to the Settlement Statement and thereafter Seller and Buyer are unable to agree upon the final resolution Settlement Statement within 150 days after the Closing Date, a mutually acceptable, nationally recognized, accounting firm not performing services for either Buyer or Seller shall be designated to act as an arbitrator and to decide all points of disagreement with respect to the

Settlement Statement, such decision to be binding upon both Parties. The costs and expenses of the arbitrator shall be shared equally by Seller and Buyer pursuant to the arbitrator’s standard engagement letter. If the Settlement Statement, after resolution of all disputes, reflects an amount due to Seller, Buyer shall, within five (5) Business Days, pay to Seller in immediately available funds such amount, less any amounts already paid under Section 3.01(f). If the Settlement Statement, after resolution of all disputes, reflects an amount due to Buyer, Seller, shall within five (5) Business Days, pay to Buyer, in immediately available funds such amount, less any amounts already paid under Section 3.01(f).
     3.02 New BP Contract. The Parties acknowledge and agree that Seller is in the process of negotiating with BP a definitive gas gathering and processing agreement with respect to the Texas System (the “New BP Contract”). Seller shall before Closing, and Seller and Buyer shall jointly after Closing, in good faith, continue such negotiations with BP and shall use their commercially reasonable efforts and reasonable diligence to finalize the New BP Contract with BP by the 180th day after the Closing Date (the “BP Contract Deadline”), with such terms and conditions as are normal and customary for contracts of such nature; provided, however, that Buyer shall have the right to consent to and approve the New BP Contract prior to Closing pursuant to Section 4.02(d), such consent and approval not to be unreasonably withheld or delayed. If the Parties finalize any New BP Contract with BP on or before the BP Contract Deadline, Buyer shall execute such New BP Contract as soon as possible, but not earlier than the Closing Date or later than the BP Contract Deadline, and (i) if such New BP Contract contains Gross Margin Actual Terms that are equal to or greater than the Gross Margin Expected Terms, Buyer shall pay Seller the BP Additional Payment Amount, within five (5) Business Days after execution of the New BP Contract, by wire transfer of immediately available funds to bank accounts designated in writing by Seller to Buyer, or (ii) if such New BP Contract contains Gross Margin Actual Terms that are less than the Gross Margin Expected Terms, Buyer shall pay Seller a portion of the BP Additional Payment Amount, within five (5) Business Days after execution of the New BP Contract, by wire transfer of immediately available funds to bank accounts designated in writing by Seller to Buyer determined as follows:
     (a) Seller shall be entitled to receive the amount (the “BP Contract Value”) equal to the product of the BP Additional Payment Amount multiplied by a fraction, expressed as a percentage, the numerator of which is the Gross Margin Actual Terms and the denominator of which is the Gross Margin Expected Terms; and
     (b) Buyer shall be entitled to retain the remainder of the BP Additional Payment Amount.
A simplified example of calculation of the BP Contract Value is set forth on Exhibit K attached hereto. However, if the Parties fail to finalize the New BP Contract with BP on or before the BP Contract Deadline, Buyer shall retain the BP Additional Payment Amount, unless such failure is caused by a breach by Buyer of its obligations under this Section to use commercially reasonable efforts and reasonable diligence to finalize the New BP Contract by the BP Contract Deadline, in which event the BP Contract Deadline shall be extended for an additional one hundred eighty (180) days after the BP Contract Deadline.

     3.03 Allocation of Purchase Price. The Purchase Price shall be allocated among the assets of Seller in accordance with Schedule 3.03 (the “Allocation”). Seller and Buyer shall report the transaction contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation. After Closing, if the adjusted purchase price (as computed under the Settlement Statement and Sections 3.01(f) and (g)) differs from the initial purchase price (as computed under Section 3.01(a)) and if such difference requires an adjustment to the Allocation in order for such Allocation to comply with Section 1060 of the Code and the Treasury Regulations thereunder, Seller shall prepare such adjustment to the Allocation which adjustment shall be submitted to Buyer, and Seller and Buyer shall use their reasonable efforts to agree on the final adjustment within thirty (30) days after the determination of the adjusted purchase price. Buyer shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Seller may reasonably request in preparing any required adjustment to the Allocation. If, contrary to the intent of the parties hereto as expressed in this Section 3.03, any Taxing authority makes or proposes an allocation different from the Allocation determined under this Section 3.03, Seller and Buyer shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.
ARTICLE 4
CLOSING
     4.01 Time and Place of Closing. Subject to the terms and conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall occur (a) three (3) Business Days after the satisfaction or waiver of each Party’s closing conditions as set forth in Section 8.01 and Section 8.02, or (b) on such other date as the Parties may mutually agree in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted, waiver of conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (x) a date during the Marketing Period to be specified by Buyer on no less than two (2) Business Days’ notice to Seller (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing) or (y) the third (3rd) Business Day after the final day of the Marketing Period or (b) at such other place, time and date as shall be agreed by the Parties. The Closing shall be held at the offices of the law firm of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., located at 320 South Boston Ave., Suite 200, Tulsa, Oklahoma. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
     4.02 Pre-Closing.
     (a) If approval of the transaction contemplated by this Agreement is required under the HSR Act, from the date of this Agreement until the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to: (i) use reasonable efforts to make or cause to be made the filings required of such Party or any of its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement no later than February 25, 2011, and take any action necessitated by such filings as promptly as is reasonably practicable; (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings; (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably possible; (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Entity in respect of such filings; (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Entity relating to such filings; (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act or any related Legal Requirements for additional information, documents or other materials; (vii) use reasonable efforts to resolve any objections as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement; and, (viii) use reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement as violative of the HSR Act or any other Legal Requirement. If a Party intends to participate in any meeting with any Governmental Entity with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting. The Buyer shall pay in full the initial filing fee, and shall pay in full when due any applicable fees required under the HSR Act.
     (b) Until the earlier of the Closing Date or termination of this Agreement, Buyer shall have reasonable access to the business, properties and employees of Seller and information concerning its financial and legal condition of the ownership and operation of the Purchased Assets and Assumed Liabilities, provided that such access shall not interfere with normal operations of Seller. Seller agrees to permit Buyer and its authorized representatives, or cause them to be permitted, to have, after the date hereof and until the earlier of the Closing Date or termination of this Agreement, reasonable access to the Records during normal business hours, and the officers of Seller will furnish Buyer with such existing financial and operating data and other information in Seller’s possession with respect to the Purchased Assets as Buyer shall from time to time reasonably request. In addition, Seller shall provide Buyer a copy of its audited financial statement for 2009 and shall use its commercially reasonable efforts to deliver to Buyer a copy of its audited financial statement for 2010 no later than February 22, 2011. For the avoidance of doubt, nothing in this Section shall obligate Seller to create or prepare any new data, documents or other information, except the foregoing audited financial statement for 2010. Buyer shall coordinate all of its requests for such access through Seller, and shall provide reasonable advance notice of such request. If, prior to or at the time of Closing, Buyer, its Affiliates, or its or their respective employees have knowledge of any breach of Seller’s representations, warranties or covenants contained in this Agreement, Buyer shall promptly notify Seller of same, including reasonable details of the circumstances giving rise to such breach; provided, that, (i) Buyer shall not have any liability to Seller or its Affiliates for any failure of Buyer to so notify Seller, and (ii) no investigation by Buyer heretofore or hereafter made, or knowledge by Buyer, its Affiliates or its or their respective employees of any of breach of Seller’s representations, warranties or covenants, shall affect the representations, warranties and covenants of Seller or Buyer’s right to indemnification as provided in this Agreement, and each such representation, warranty and covenant shall survive any such investigation.
     (c) Seller shall, subject to Section 2.01(e), use its reasonable efforts to obtain the Required Consents, and Buyer shall provide Seller with any information and assistance reasonably requested by Seller in relation thereto. Except for those consents and approvals listed on Schedule 8.01(f) which are required to be obtained prior to Closing, to the extent any of the Required Consents are not obtained prior to Closing with respect to any Purchased Asset (a “Non-Assigned Asset”), the Closing shall not be delayed due to failure to obtain any such Required Consent, such Non-Assigned Asset shall not be conveyed to Buyer at Closing, and upon the Closing such Non-Assigned Asset shall be deemed to be held by Seller at all times during the Holding Period for the benefit of Buyer in accordance with this Section. During the Holding Period, Seller shall, and shall cause its Affiliates to, grant to Buyer an exclusive right and license to use each such Non-Assigned Asset and provide Buyer with the economic benefits and risks of ownership of the Non-Assigned Assets, and Seller shall use commercially reasonable efforts to obtain the Required Consent related to such Non-Assigned Assets, the intent of the Parties being to provide Buyer, to the extent the same can be reasonably done, with the same access and ability to utilize such Non-Assigned Assets as if such Non-Assigned Assets had been included within the Purchased Assets. Seller will promptly pay to Buyer when received all monies received by Seller under any Non-Assigned Asset or any claim or right or any benefit arising thereunder to the extent attributable to the Holding Period (net of any amounts for which Seller is entitled to be reimbursed pursuant to this Section). Buyer shall pay, perform and discharge, fully and promptly when due, all the obligations of Seller under such Non-Assigned Asset from and after the Closing Date, and Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages that arise out of, result from or are payable as a result of Buyer’s or any of its Affiliates’ performance, breach or default under, operation of, or conditions existing, arising or occurring with respect to, any Non-Assigned Asset. For purposes of this Agreement, if the Non-Assigned Asset is an easement or similar right, then the term Non-Assigned Asset shall include the portion of the associated Improvements located thereon. Upon receipt of the Required Consent related to a Non-Assigned Asset, Seller shall assign such Non-Assigned Asset to Buyer using the same form of conveyance which would have been used had the Non-Assigned Asset been assigned at the Closing, and without the payment of any additional consideration. For purposes of this Agreement, the term “Holding Period,” for any particular Non-Assigned Asset, shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date upon which the Contract for which the Required Consent was not obtained expires or otherwise terminates or (ii) the date upon which such Required Consent or an alternative arrangement is obtained on terms that are substantially similar in operational and economic effects as the assignment of the Non-Assigned Asset to Buyer.
     (d) From the date of this Agreement until Closing, Seller shall operate its business and maintain the Purchased Assets in the ordinary course and substantially in accordance with its past operating and maintenance practices, and Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed): (i) other than in the ordinary course of business (which shall include Seller’s field personnel bonus program), grant any bonus to or increase any salary or other compensation or benefits of any Eligible Employee; (ii) sell, assign, transfer, lease, relocate, terminate, release, close, abandon or otherwise dispose of any of the Purchased Assets, but Seller may dispose of tangible personal property with a value less than $100,000 to the extent replaced by equivalent property or used or consumed in the normal operations of the Purchased Assets, and Seller may dispose of natural gas, natural gas liquids and other products pursuant to the Contracts and the Excluded NAESB Contracts; (iii) make any individual capital expenditure or commitment related to the Purchased Assets in excess of $100,000 to the extent Buyer will be liable or responsible for same, provided, however, this limitation shall not apply (A) to expenditures for the AFE Projects under the AFEs, except to the extent expenditures with respect to a line item amount set forth in the AFEs will exceed such line item amount by more than $100,000, or (B) to situations believed in good faith by Seller to constitute an emergency (in which case Seller’s obligation is limited to notifying Buyer as soon as reasonably practicable of such emergency and obligations); (iv) amend, assign, transfer, waive any rights under, terminate or otherwise dispose of any of the Contracts or enter into any new contracts or agreements related to the Purchased Assets, except for the Transition Services Agreement and any new easements, rights-of-way, surface use agreements, surface lease agreements, line rights or real property licenses acquired by Seller with respect to the Purchased Assets or any extensions thereto during the period from and after the date of this Agreement until the Closing Date consistent with its past practices and requiring payment of less than $25,000 in each individual instance to acquire (collectively, the “New Easements”); (v) terminate the employment with Seller or its Affiliates of any of the Eligible Employees other than for cause; (vi) liquidate, dissolve, recapitalize or otherwise wind up its business; (vii) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person; or (viii) agree, whether in writing or otherwise, to do any of the foregoing. In the event Seller acquires New Easements prior to Closing, Seller shall, by written notice to Buyer, add such New Easements to Schedule 2.01(b)(i)(B), and such New Easements shall be included as Easements and Purchased Assets hereunder. For the avoidance of doubt, such addition of New Easements to Schedule 2.01(b)(i)(B) shall not constitute grounds for termination of this Agreement by Buyer under Section 8.03(d).
     (e) From and after the date of this Agreement until the Closing Date, Seller shall provide such reasonable cooperation, information and documentation as may be reasonably requested by Buyer and that is customary in connection with a financing comparable to the Debt Financing, including (i) furnishing to Buyer and its Lending Sources, as promptly as practicable all financial, business and other pertinent information related to Seller reasonably required by Buyer for Buyer to produce the financial statements and other offering document information, including all financial statements (including audited financial statements for fiscal years 2008, 2009 and 2010) and pro forma financial statements in the form required by Regulation S-X under the Securities Act and of the type and in the form customarily included in an offering memorandum under Rule 144A to consummate the Debt Financing (information required to be delivered pursuant to this clause (i), the “Required Information”); (ii) to the extent reasonably requested by Buyer or its Lending Sources, requesting any consents of accountants for use of their reports in any materials relating to the Debt Financing and the delivery of one or more customary representation letters and executing and/or delivering all appropriate definitive documents to assist in consummation of the Debt Financing; and (iii) taking corporate actions by Seller reasonably necessary to permit the completion of the Debt Financing; provided, however, that, except as otherwise provided in Section 4.04, none of Seller or its Affiliates, shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Transaction Financing. Buyer shall promptly, upon request by Seller following the Closing or termination of this Agreement, reimburse Seller for all out-of-pocket costs and expenses (including outside attorneys’ fees) incurred by Seller or its Affiliates, in connection with the cooperation contemplated by this Section 4.02. All non-public information regarding Seller and its Affiliates provided to Buyer, its Affiliates or its representatives pursuant to this Section 4.02 shall be kept confidential, except that Buyer shall be permitted to disclose such information to potential lenders, investors, rating agencies or their respective Representatives in connection with the Debt Financing, subject to obtaining customary confidentiality commitments.
     (f) Buyer acknowledges and agrees that the Seller Indemnified Parties shall not have any responsibility for, or incur any Liability to any Person under, the Transaction Financing or any other financing that Buyer may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 4.02(e) (other than, in the case of Seller, liability to Buyer for breach of Seller’s obligations under Section 4.02(e)) and Seller’s obligations under Section 4.04, and that Buyer shall indemnify, defend, hold harmless and release the Seller Indemnified Parties from and against any and all Claims and Damages that arise out of, result from or are payable in connection with the Transaction Financing or such other financing, and any information utilized in connection therewith, IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE WILLFUL AND WANTON MISCONDUCT) OF THE SELLER INDEMNIFIED PARTIES.
     4.03 Closing Obligations. At the Closing, the following events shall occur:
     (a) The Parties shall execute, acknowledge and deliver (i) one or more Warranty Deeds conveying to Buyer the Fee Property, (ii) an Assignment and Assumption conveying to Buyer the Easements, and (iii) an Assignment, Assumption and Bill of Sale conveying to Buyer the other Purchased Assets, all effective as of the Effective Time. Such Warranty Deeds, Assignment and Assumption and Assignment, Assumption and Bill of Sale shall each be in form attached hereto as Exhibit F, Exhibit G and Exhibit H, respectively;
     (b) Buyer shall pay the Purchase Price (as adjusted for Seller’s prorated share of Property Taxes as provided in Section 10.05) to Seller as described in Section 3.01(a) and (b);
     (c) Seller shall deliver to Buyer payoff letters and mortgage releases in recordable form and form UCC-3s in recordable form to release any Encumbrances filed against the Purchased Assets pursuant to (i) that certain Revolving Credit Agreement dated as of October 7, 2010, by and among Seller, the lenders from time to time parties thereto and Comerica Bank, as administrative agent and lead arranger, and (ii) any other Indebtedness of Seller;
     (d) Seller shall transfer the Suspended Funds to Buyer;
     (e) Seller shall deliver to Buyer and Buyer shall deliver to Seller, incumbency certificates with respect to any Persons executing documents at Closing on its behalf;
     (f) Seller shall deliver to Buyer the appropriate Foreign Investment in Real Property Tax Act affidavits in form acceptable to both Parties;

     (g) The Parties shall execute and deliver the Transition Services Agreement;
     (h) The Parties shall, and shall use reasonable efforts to cause the Escrow Agent to, execute and deliver the Indemnity Escrow Agreement;
     (i) Seller shall deliver to Buyer and Buyer shall deliver to Seller a certificate of good standing or existence from its state of formation, as the case may be, dated not more than ten (10) days prior to the Closing Date;
     (j) Seller shall deliver to Buyer a certificate from an officer of Seller as required by Section 8.01(a) and Section 8.01(e) of this Agreement;
     (k) Buyer shall deliver to Seller a certificate from an officer of Buyer as required by Section 8.02(a) of this Agreement; and
     (l) Each Party shall execute such other instruments as may be reasonably requested by the other Party in order to effectively transfer the Purchased Assets to Buyer.
     4.04 Commitment Fees. In the event the Closing does not occur and/or this Agreement is terminated pursuant to Section 8.03 hereof, Buyer shall be obligated to pay each purchaser under the Unit Purchase Agreement(s) a termination fee equal to one percent (1.0%) of the aggregate purchase price for the Class C Units such purchaser is committed to purchase pursuant to the Unit Purchase Agreement(s) (the “Termination Fee”); provided, however, in the event Buyer must pay the Termination Fee, Seller shall, within five (5) Business Days after Seller’s receipt of a statement therefor from Buyer, together with reasonable supporting documentation, reimburse Buyer by wire transfer of immediately available funds to such account as designated by Buyer an amount equal to fifty percent (50%) of the aggregate Termination Fee paid by Buyer.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     Subject to the survival provisions set forth in Article 9 and the limitations provided for in Article 10, Seller hereby represents and warrants to Buyer that the following are true and correct as of the date hereof and will be true and correct as of the Closing Date:
     5.01 Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.
     5.02 Approval and Enforceability. The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated hereunder by Seller have been duly and validly approved by all requisite company or partnership action, as applicable, necessary on behalf of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (“Creditors’ Rights”). At the Closing, all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to Creditors’ Rights.
     5.03 Consents and Approvals; No Violation. Except as set forth in Schedule 5.03, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not:
     (a) entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to any of the Purchased Assets;
     (b) conflict with or violate any provision of any organizational document of Seller;
     (c) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, Contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound;
     (d) violate or conflict with any provision of any Legal Requirement binding upon Seller;
     (e) result in, or require, the creation or imposition of, any Encumbrance upon or with respect to any of the assets or properties now owned or used by Seller; or
     (f) require Seller to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approval as may be required to be obtained under the HSR Act.
     5.04 Material Contracts.
     (a) Schedule 5.04(a) lists all Material Contracts. Seller has furnished or made available to Buyer true, complete and correct copies of all written Material Contracts, together with all amendments thereto. All of the Material Contracts are legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms, and are in full force and effect, subject to Creditors’ Rights. Except as set forth in the footnotes to Schedule 5.04(a), there are no renegotiations of, or attempts to renegotiate, any amounts paid or payable to Seller under current Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.
     (b) Except as set forth in Schedule 5.04(b), to Seller’s Knowledge neither it, nor any counterparty thereto, is in default under any Material Contract, and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) could reasonably be expected to constitute a breach or default thereunder or a basis for force majeure or other claim of excusable delay or non-performance thereunder which has a Material Adverse Effect. Except as set forth in Schedule 5.04(b), Seller has not received any written communication from, or given any written communication to, any other party indicating that Seller or such other party, as the case may be, is in default under any Material Contract.
     5.05 Real Property.
     (a) Except as set forth in Schedule 5.05(a), Seller has not received written notice or otherwise been formally advised that any Real Property, or any present use or operation of the Real Property by Seller, does not comply with all applicable Legal Requirements (other than Environmental Legal Requirements which are covered by Section 5.10) and all valid covenants, conditions, restrictions, easements and similar matters affecting the Real Property.
     (b) Except as set forth in Schedule 5.05(b), there are no approvals or consents required to be given to Seller to transfer Seller’s rights to any Real Property under any Easement or Contract, which have not been so made or given prior to Closing.
     (c) Except for Property Taxes with respect to the tax period in which the Effective Time occurs, which shall be subject to the provisions of Section 10.05, all Property Taxes (and applicable penalties and interest, if any) that are due and payable with respect to the Seller’s interest in the Real Property have been paid at or prior to the Closing Date.
     (d) There are no outstanding options, rights of first offer, rights of first refusal, or other similar contracts or rights to purchase the Real Property or any portion thereof or interest therein granted by Seller.
     (e) Schedule 2.01(b)(i)(A) sets forth and describes a true, correct and complete list of all real property held in fee by Seller.
     (f) Schedule 5.05(f)(a) lists and describes briefly all real property and interests in real property leased or subleased to Seller (individually, a “Real Property Lease” and collectively the “Real Property Leases”). Seller delivered to Buyer true, correct and complete copies of each Real Property Lease (as amended to date). Except as set forth in Schedule 5.05(f)(b), with respect to each Real Property Lease:
     (i) each Real Property Lease will continue to be enforceable on identical terms following the consummation of the transactions contemplated by this Agreement;
     (ii) neither Seller nor, to Seller’s Knowledge, any counterparty thereto, is in default under any Real Property Lease, and no termination, condition or other event by Seller or, to Seller’s Knowledge, any counterparty thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder;

     (iii) neither Seller nor, to Seller’s Knowledge, any counterparty thereto, has repudiated any provision of any Real Property Lease; and
     (iv) there are no proceedings in effect as to any Real Property Lease.
     (g) Schedule 2.01(b)(i)(B) sets forth a true, correct and complete list (including location by state, county, date, grantor, grantee, recording volume number and recording volume page number or document number, as applicable) of all Easements. Except as set forth in Schedule 5.05(g), to the Knowledge of Seller there are no Gaps (including any Gap arising as a result of any breach by Seller of the terms of any Easement) in the Easements other than Gaps that have not and could not reasonably be expected to, individually or in the aggregate, materially impair the conduct of the business of Seller as currently conducted.
     5.06 Title and Condition. Except as set forth in Schedule 5.06, subject to Permitted Encumbrances, to Seller’s Knowledge Seller: (a) has good and marketable title to the Fee Property; and, (b) has good and marketable title to, or a valid leasehold or other contractual interest in, all of the Improvements and Tangible Personal Property. There are no outstanding agreements or options which grant to any Person, other than Buyer, the right to purchase or otherwise acquire any of the Purchased Assets.
     5.07 Permits. Schedule 2.01(b)(v) lists all material Permits. Except as set forth in Schedule 5.07, (a) Seller is the lawful licensee or permittee under all Permits, (b) each such Permit is in full force and effect and (c) Seller is in compliance with all material obligations with respect thereto. All fees and other payments due and owing under the Permits prior to the date hereof and prior to the Closing Date, as applicable, have been paid in full. To Seller’s Knowledge, Seller has all Permits required for the continued conduct of the business of the Seller with respect to the Purchased Assets. Except as set forth in Schedule 5.07, there is no formal proceeding pending by, nor has Seller received a notice of any pending investigation or proceeding by any Governmental Entity modifying, suspending, revoking, withdrawing, or terminating any such Permit.
     5.08 Compliance with Law. Except as set forth in Schedule 5.08, Seller is in compliance in all material respects with all Legal Requirements (other than Environmental Legal Requirements which are covered by Section 5.10 and Legal Requirements that relate to tax matters which are covered by Section 5.11) applicable to the ownership, use or operation of the Purchased Assets.
     5.09 Litigation. Except as set forth in Schedule 5.09, there are no civil, criminal, administrative, arbitration or other proceedings pending or, to Seller’s Knowledge, threatened against Seller, and, to Seller’s Knowledge, there are no governmental investigations pending or threatened against Seller, relating to the ownership or operation of the Purchased Assets.
     5.10 Environmental Matters. Except as set forth in Schedule 5.10, (a) the ownership, use, maintenance and operations of the Purchased Assets, and the conduct of the Seller’s business with respect to the Purchased Assets, are in compliance in all material respects with all Environmental Legal Requirements; (b) Seller has not received any written notice alleging that the Purchased Assets and all operations thereon are not in compliance with all applicable

Environmental Legal Requirements, which notice has not been fully and finally resolved; (c) the ownership, operation, or condition of any of the Purchased Assets is not subject to any consent order, compliance order or administrative order relating to or issued under any Environmental Legal Requirement directed specifically to or specifically concerning the Purchased Assets; and (d) no Hazardous Materials have been disposed of or released at, on, under, about or from any of the Purchased Assets by Seller or its Affiliates, or to Seller’s Knowledge, any other Person, except in compliance with, or as would not give rise to Liability under, Environmental Legal Requirements.
     5.11 Taxes. For the periods ending on or before the Effective Time, (a) Seller has filed or will file in a timely manner all Tax Returns affecting the Purchased Assets as required under applicable Legal Requirements and all such Tax Returns are correct and complete in all material respects, (b) Seller has paid or will pay all required Taxes shown as owed under such Tax Returns, (c) to Seller’s Knowledge there is no claim or adjustment pending by any Governmental Entity in connection with any Tax relating to the Purchased Assets, (d) to Seller’s Knowledge no Tax Returns relating to the Purchased Assets are under audit or examination by any Governmental Entity, (e) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return relating to the Purchased Assets or the assessment or collection of any Tax relating to the Purchased Assets, and (f) Seller is not a party to any Tax allocation or sharing arrangement relating to the Purchased Assets. Prior to the Closing, Seller shall not (y) take any action to amend any Tax Return or settle or compromise any federal, state, local or foreign Tax liability or enter into any agreement or preliminary settlement with any Governmental Entity concerning Taxes relating to the Purchased Assets and the period from and after the Effective Time or (z) file with, or provide to, any Governmental Entity any waiver extending the statutory period for assessment or reassessment of Taxes relating to the Purchased Assets or any other waiver of restrictions on assessment or collection of any Taxes relating to the Purchased Assets and the period from and after the Effective Time.
     5.12 Employees and Employee Benefits.
     (a) Exhibit C sets forth a list of the Eligible Employees’ names, titles, hire dates and years of service in the industry (for which Seller or its Affiliate gives credit for benefits purposes) as of the Closing Date.
     (b) Except as set forth on Schedule 5.12(b), neither Seller nor any of its ERISA Affiliates sponsors, maintains, or contributes to, or have any obligation or liability under any Employee Benefit Plan. None of the Employee Benefit Plans provides medical or death benefits with respect to current or former employees beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA, Section 4980B of the Code or applicable state law.
     (c) Neither Seller nor any of its ERISA Affiliates have within the last six (6) years had an obligation to contribute to, or had any liability, including any contingent liability, with respect to, a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

     (d) None of the Transferring Employees is covered by any collective bargaining agreement or any other arrangement with any labor union with respect to his or her services in connection with the Purchased Assets. To Seller’s Knowledge, no labor union or organization is representing any of the Transferring Employees in connection with their employment, and there has not been any effort to organize any of the Transferring Employees.
     (e) With respect to each Transferring Employee, Seller and its Affiliate are in material compliance with all Legal Requirements respecting employment and employment practices (including all immigration and I-9 obligations), terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Legal Requirements.
     5.13 Brokers. Except as set forth on Schedule 5.13, neither Seller nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Buyer will have any Liability or obligation.
     5.14 Financial Statements. Attached hereto as Schedule 5.14, are the: (a) the audited balance sheet of Seller as of December 31, 2009, and the related statements of income, membership equity and cash flows for the year then ended, and (b) the unaudited balance sheet for Seller as of December 31, 2010 (the “Balance Sheet Date”), and the related internal unaudited statement of income, for the twelve (12) months then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except that (i) there are no notes to the balance sheet and statement of income of Seller identified in Section 5.14(b) (the “2010 Financials”), (ii) the 2010 Financials are subject to normal adjustments, (iii) the acquisition of a portion of the Arkansas System acquired in 2010 has not been reflected in the 2010 Financials in accordance with FAS 141R and (iv) various leases categorized as operating leases in the 2010 Financials may need to be re-categorized as capital leases) and fairly present the financial condition and results of operations of Seller as of the respective dates thereof and for the periods therein referred. The Financial Statements referred to in this section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements.
     5.15 Absence of Undisclosed Liabilities. From and after the Balance Sheet Date, Seller has not incurred any Liabilities (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities (a) which would not be required to be accrued or disclosed on Seller’s balance sheet, related statements of income, members equity and cash flows under GAAP, (b) which were incurred in the ordinary course of business consistent with past practice or (c) which are disclosed in Schedule 5.15 hereto.
     5.16 Absence of Changes. Except as disclosed on Schedule 5.16, since the Balance Sheet Date, there has not been: (i) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Purchased Assets; (ii) any sale, assignment, lease, transfer, license, abandonment or other disposition by Seller of any interest in the Purchased Assets, excluding (x) inventory sold in the ordinary course of business consistent with past practices and (y) natural gas, natural gas liquids and other products sold under the Contracts or the Excluded NAESB Contracts; or (iii) any agreement to do any of the foregoing. Since the

Balance Sheet Date, the Purchased Assets have been operated and maintained in the ordinary course of business consistent with past practices as a gathering system.
     5.17 Insurance. Schedule 5.17 sets forth a true, correct and complete list of all insurance policies owned by Seller or by which Seller or the Purchased Assets are covered against Liabilities, all of which are now in full force and effect. Except as set forth in Schedule 5.17, all policies to which Seller is a party are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no pending notice of default, cancellation or termination has been received by Seller.
     5.18 Regulation. Except as set forth on Schedule 5.18, to Seller’s Knowledge, Seller is not subject to regulation under any applicable U.S. state laws or regulations (1) as a “public utility”, “public service company” or similar designation(s), or as a “holding company” or similar designation of such regulated entity, or (2) respecting the rates charged by, or the financial or organizational regulation of, public utilities, common carriers or their affiliates. To Seller’s Knowledge, neither the Purchased Assets nor the business of the Seller as currently owned and operated is subject to regulation under the Natural Gas Act or the Natural Gas Policy Act of 1978, as amended.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
     Subject to the survival provisions set forth in Article 9, and the limitations provided for in Article 10, Buyer represents and warrants to Seller that the following are true and correct as of the date hereof and will be true and correct as of the Closing Date:
     6.01 Organization and Qualification. Buyer is a limited partnership duly organized, validly existing and is in good standing under the laws of the State of Delaware. Buyer has all requisite limited partnership power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.
     6.02 Approval and Enforceability. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby have been duly and validly approved by all requisite company or partnership action, as applicable, necessary on behalf of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights. At the Closing, all documents required hereunder to be executed and delivered by Buyer will have been duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights.
     6.03 No Violation or Consent. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not:

     (a) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; or
     (b) require Buyer to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approval as may be required to be obtained under the HSR Act.
     6.04 Brokers. Neither Buyer nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Seller might have any Liability or obligation.
     6.05 Litigation. There are no civil, criminal, administrative, arbitration or other proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates, and there are no governmental investigations pending or, to Buyer’s knowledge, threatened against Buyer, that seek to restrain or enjoin the transactions contemplated by this Agreement
     6.06 Financing. Schedule 6.06 sets forth a true and complete copy of the commitment letter, dated February 18, 2011, by and among Buyer and UBS Loan Finance LLC, UBS Securities LLC, BNP Paribas, BNP Paribas Securities Corp., Royal Bank of Canada, RBC Capital Markets, Royal Bank of Scotland plc., and RBS Securities Inc. (the “Debt Financing Commitment”), pursuant to which the lenders party thereto have committed to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”); provided, however, that if certain terms of the Debt Financing Commitment are set forth in fee letters or other agreements, Buyer has provided to Seller, on a confidential basis, true and complete copies of such fee letters or other agreements that have been redacted to delete any confidential compensation information. Buyer has provided Seller with a true and complete copy of the Unit Purchase Agreement(s), pursuant to which the investor(s) listed on the signature pages thereto have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Transaction Financing”). On or prior to the date of this Agreement, neither the Debt Financing Commitment nor any fee letter or other agreement entered into in connection therewith has been amended, supplemented or modified, and no such amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Debt Financing Commitment have not been withdrawn, terminated or rescinded in any respect. Buyer has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are due and payable on or prior to the date of this Agreement. The Debt Financing Commitment is in full force and effect and is the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Transaction Financing, other than as set forth in the Debt Financing Commitment and the Unit Purchase Agreement(s). To the extent that this Agreement must be in a form acceptable to a lender, arranger or agent, such lender, arranger or agent has approved this Agreement. As of the date of this Agreement, Buyer has no reason to believe that any of the conditions to the Transaction Financing contemplated by the Debt Financing Commitment or the Unit Purchase Agreement(s) will not be satisfied or that the Transaction Financing will not be made available to Buyer on the Closing Date. The Debt Financing Commitment (including the fee letters and other agreements entered into in connection therewith which have been provided to Seller in redacted form) and the Unit Purchase Agreement(s) constitute the entire and complete agreements between the parties thereto with respect to the Transaction Financing.
ARTICLE 7
EMPLOYEE MATTERS
     7.01 Offers of Employment. Contemporaneously with execution of this Agreement, Seller shall allow Buyer to discuss with each Eligible Employee potential employment with Buyer after the Closing. Within twenty (20) days after the date of this Agreement, Buyer shall, or shall cause an Affiliate of Buyer to, offer employment (which shall be employment at will and shall be contingent on the occurrence of the Closing) to each Eligible Employee that Buyer desires to employ, and Buyer shall notify Seller in writing of the identities of the Eligible Employees to whom Buyer (or Buyer’s Affiliate) has made an offer and provide Seller with the details of such offers. Each offer of employment to an Eligible Employee shall be consistent with the provisions of this Article 7 and shall remain open for a period of at least seven (7) days. On or before the date that is thirty (30) days after the date of this Agreement, Buyer shall notify Seller as to each Eligible Employee who has accepted employment with Buyer (or Buyer’s Affiliate) (each, a “Transferring Employee”) and each Eligible Employee who has rejected an offer of such employment. The employment with Buyer (or Buyer’s Affiliate) of each Transferring Employee shall be effective as of the Closing Date, and Seller shall terminate, or cause to be terminated, the employment of each Transferring Employee by Seller or its Affiliate effective as of the Closing Date.
     7.02 Benefits. Buyer or its Affiliate, as applicable, shall permit each Transferring Employee to participate, on the same basis that similarly situated employees of Buyer or its Affiliate participate, in the employee benefit plans, policies, practices, arrangements and programs regularly made available to the employees of Buyer and its Affiliates who hold similar positions (collectively, “Buyer Benefit Plans”). Buyer shall cause the Buyer Benefit Plans to recognize each Transferring Employee’s years of service in the industry (for which Seller or its Affiliate gives credit for benefits purposes) and level of seniority prior to the Closing Date with Seller and its Affiliates (including service and seniority with any other employer that was recognized by Seller or its Affiliates) for purposes of terms of employment and eligibility, vesting and benefit determination under the Buyer Benefit Plans, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans. Additionally, Buyer shall cause the Buyer Benefit Plans to credit against the current year deductibles thereunder all amounts paid by each Transferring Employee towards the current year deductibles for such Transferring Employee and his/her family members under Seller’s or its Affiliate’s employee benefit plans, policies, practices, arrangements and programs. Seller shall be responsible for all unused vacation benefits accrued by the Transferring Employee prior to the Closing Date.

     7.03 Seller’s Benefit Plans. No assets or Liabilities with respect to any Transferring Employee shall be transferred as a result of this Agreement from any benefit arrangement of Seller or its Affiliate to that of Buyer, including, without limitation, any employee benefit arrangements of Seller or its Affiliate for health, medical, dental, disability and workers’ compensation benefits, any bonus and incentive compensation benefits, any pension, retirement or deferred compensation benefits, and any stock option or other equity based award plans, to any Buyer Benefit Plan. As of the Closing Date, the Transferring Employees shall cease to participate as active employees, but may continue participation, if eligible, as permitted by Seller’s or its Affiliate’s applicable employee benefit plans and arrangements as former employees, in any and all benefit arrangements of Seller or its Affiliate.
     7.04 COBRA. In no event shall Buyer be responsible for providing group health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for any “qualifying event” (as defined under COBRA) with respect to any of the Eligible Employees who are not Transferring Employees or any qualifying beneficiary of any such Eligible Employees. In no event shall Buyer be responsible for providing COBRA coverage for each Transferring Employee and any qualifying beneficiary of any Transferring Employee electing such coverage in connection with such Transferring Employee’s termination of employment with Seller or its Affiliate to accept employment with Buyer or otherwise in connection with the Closing. Buyer shall be responsible for providing COBRA coverage for each Transferring Employee and any qualified beneficiary of any Transferring Employee who becomes entitled to such COBRA coverage as a result of a qualifying event that occurs after the Closing Date.
ARTICLE 8
CONDITIONS TO CLOSING AND TERMINATION
     8.01 Conditions to Obligation of Buyer. The obligation of Buyer to perform its respective obligations hereunder at the Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Buyer in its sole discretion in writing on or before the Closing Date):
     (a) The representations and warranties of Seller hereunder shall be true and correct in all material respects as of the Closing Date, and Seller shall have performed in all material respects all covenants and obligations required of Seller by this Agreement to be performed on or before the Closing Date; and Seller shall have delivered to Buyer a certificate to that effect.
     (b) All documents, instruments, certificates or other items required to be delivered by Seller pursuant to Section 4.03 shall have been delivered.
     (c) All waiting periods with respect to filings made under the HSR Act, if any, for approval of the transaction contemplated by this Agreement shall have expired or been terminated.
     (d) No legal action or proceeding shall have been instituted after the date hereof against Seller, arising by reason of the acquisition of the Purchased Assets pursuant to this Agreement, which could reasonably be expected to (i) restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (ii) have a Material Adverse Effect.
     (e) Since the Balance Sheet Date, there shall not have occurred and be continuing any event, occurrence or development which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and Seller shall have delivered to Buyer a certificate to that effect.
     (f) The consents, authorizations, approvals, exemptions and/or waivers listed on Schedule 8.01(f) shall have been received or obtained by Seller.
     8.02 Conditions to Obligation of Seller. The obligation of Seller to perform its respective obligations hereunder at the Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Seller in its sole discretion in writing on or before the Closing Date):
     (a) The representations and warranties of Buyer hereunder shall be true and correct in all material respects as of the Closing Date, and Buyer shall have performed in all material respects all covenants and obligations required of Buyer by this Agreement to be performed on or before the Closing Date; and Buyer shall have delivered to Seller a certificate to that effect.
     (b) All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to Section 4.03, including, but not limited to, payment of the Purchase Price, shall have been delivered.
     (c) All waiting periods with respect to filings made under the HSR Act, if any, for approval of the transaction contemplated by this Agreement shall have expired or been terminated.
     (d) No legal action or proceeding shall have been instituted after the date hereof against Seller, arising by reason of the acquisition of the Purchased Assets pursuant to this Agreement, which could reasonably be expected to (i) restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (ii) have a Material Adverse Effect.
     8.03 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to Closing without liability of any Party to the other Party:
     (a) by Buyer, if the Closing has not taken place on or before the Outside Date other than as a result of a material breach by Buyer of any representation, warranty, covenant or obligation of Buyer contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Seller at the Closing;
     (b) by Seller, if the Closing has not taken place on or before Outside Date other than as a result of a material breach by Seller of any representation, warranty, covenant or obligation of Seller contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Buyer at the Closing;

     (c) by Buyer or Seller, if approval is required by the HSR Act for the transaction contemplated by this Agreement and such approval has not been obtained, nor deemed to have been obtained, prior to the HSR Approval Deadline other than as a result of any material breach by the terminating Party of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of the other Party at the Closing;
     (d) by Buyer, if Seller amends, supplements or adds a disclosure Schedule hereto as provided in Section 11.15 and the new matter disclosed by such amendment, supplement or addition would constitute a material breach of the representations and warranties of Seller hereunder if not disclosed in a Schedule;
     (e) by Seller, if there has been a material breach by Buyer of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Seller;
     (f) by Buyer, if there has been a material breach by Seller of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within thirty (30) days after written notice thereof from Buyer;
     (g) by either Buyer or Seller, if any Governmental Entity having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
     (h) by mutual agreement of the Parties in writing.
     8.04 Specific Performance for Pre-Closing Breach. In the event of breach of this Agreement by a Party prior to Closing, the non-breaching Party shall be deemed to not have an adequate remedy at law and shall be entitled to seek specific performance with respect to performance of this Agreement, without the necessity of posting bond or furnishing other security. Such right shall be in addition to all other rights and remedies set forth in this Agreement or available at law or in equity.
     8.05 Effect of Termination. If this Agreement is terminated pursuant to Section 8.03: this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.02(e) (with respect to Buyer’s reimbursement obligation only), 4.02(f), 4.04, 5.13, 6.04, and 10.12, and Article 11, which shall, except to the extent otherwise specifically provided, survive such termination and continue in full force and effect); such termination shall be the sole and exclusive remedy of the Parties; and, neither Party shall have any Liability, and neither Party shall make any claim, for any loss, damage or other matter under, arising out of or relating to this Agreement.

ARTICLE 9
SURVIVAL
     9.01 Survival. Except as otherwise expressly provided herein, the covenants and obligations of the Parties under this Agreement shall survive Closing for the applicable statute of limitations period. The representations and warranties of Buyer under this Agreement shall survive the Closing for a period of twelve (12) months with the exception that the representations and warranties in Sections 6.01, 6.02 and 6.04 shall survive indefinitely. The representations and warranties of Seller under this Agreement shall survive the Closing for a period of twelve (12) months with the exception that the representations and warranties in (i) Section 5.11 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations, and (ii) Sections 5.01, 5.02, 5.03(b) and 5.13 shall survive indefinitely. A Buyer Indemnified Party seeking a remedy pursuant to Section 10.01 for a breach of a representation or warranty must commence a Claim with respect to such a breach within the applicable survival period noted above. In the event that such a Claim for indemnification is properly brought under Section 10.01 within the applicable survival period, the survival period under this Section with respect to the breach of the applicable representation or warranty shall be deemed to toll, with respect to such Claim only, until such Claim is ultimately resolved by a written instrument executed by each of the Parties or finally resolved by a court of competent jurisdiction. If a Buyer Indemnified Party fails to commence a Claim arising from the breach of a representation or warranty hereunder within the applicable survival period, such Buyer Indemnified Party shall be deemed to have waived such Claim and all Damages related thereto.
ARTICLE 10
ADDITIONAL AGREEMENTS OF THE PARTIES
     10.01 Indemnification. (a) Subject to the survival provisions set forth in Article 9 and the limitations set forth in this Section 10.01(a), from and after Closing Seller shall indemnify, defend, hold harmless and release Buyer, its Affiliates, and its and their respective directors, officers, employees, legal counsel, financial advisors and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Claims, Liabilities (including STRICT LIABILITIES ARISING UNDER ENVIRONMENTAL LEGAL REQUIREMENTS OR OTHERWISE) and Damages that arise out of, result from or are payable as a result of the following:
     (i) the breach of any representation or warranty made by Seller in Article 5 of this Agreement and in any certificate delivered by Seller at Closing;
     (ii) the failure of Seller to perform any covenant or obligation required to be performed by it under this Agreement; and
     (iii) any Claims made by non-Affiliate third Persons (including Governmental Entities) against the Buyer Indemnified Parties to the extent such Claims are attributable to the Retained Liabilities;

IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE WILLFUL AND WANTON MISCONDUCT) OF THE BUYER INDEMNIFIED PARTIES; provided, however, that the obligations of Seller under this Section 10.01(a) shall be subject to the following limitations:
     (1) Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to indemnify, defend, hold harmless or release the Buyer Indemnified Parties for any Damages pursuant to Section 10.01(a)(i) to the extent (x) the amount of such Damages does not exceed One Hundred Fifty Thousand Dollars ($150,000) per individual event or circumstance (the “Threshold”), provided that any and all breaches of the representations and warranties of Seller in Section 5.05 and/or 5.06 shall be aggregated for purposes of determining the amount of such Damages and Seller shall not be obligated to indemnify, defend, hold harmless or release the Buyer Indemnified Party for any Damages pursuant to Section 10.01(a)(i) to the extent the amount of such Damages does not exceed Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate (the “Real Property Threshold”), or (y) the aggregate amount of such Damages suffered or incurred by the Buyer Indemnified Parties (i) does not exceed one and a quarter percent (1.25%) of the Purchase Price (the “Deductible”) or (ii) exceeds ten percent (10%) of the Purchase Price (the “Cap”). The Parties acknowledge and agree that the intent of the preceding sentence, and this Agreement, is that all liability and responsibility for Damages amounts below the Threshold and the Real Property Threshold, Damages amounts below the Deductible and Damages amounts exceeding the Cap with respect to the matters set forth in Section 10.01(a)(i) above shall be borne by Buyer; provided however, that the limitations in this Section 10.01(a)(1) shall not apply to a breach of Sections 5.01, 5.02, 5.03(b), 5.11 and 5.13.
     (2) As a condition precedent to Seller’s obligation to indemnify, defend, hold harmless and release a Buyer Indemnified Party with respect to any Claims and Damages under this Section 10.01(a), such Buyer Indemnified Party must deliver to Seller a written Claim Notice for such Claims and Damages within the applicable survival period. To the extent a Buyer Indemnified Party fails to deliver to Seller a written Claim Notice within said survival period, such Buyer Indemnified Party shall be deemed to have waived such Claims and Damages.
     (3) It shall not be necessary for a third party Claim to have been brought or threatened against a Buyer Indemnified Party for the indemnity obligations of Seller to apply.
     (b) Subject to the survival provisions set forth in Article 9, from and after Closing Buyer shall indemnify, defend, hold harmless and release Seller, its Affiliates, and its and their respective directors, officers, employees, legal counsel, financial advisors and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Claims, Liabilities (including STRICT LIABILITIES ARISING UNDER ENVIRONMENTAL LEGAL REQUIREMENTS OR OTHERWISE) and Damages that arise out of, result from or are payable as a result of the following:

     (i) the breach of any representation or warranty made by Buyer in Article 6 of this Agreement and in any certificate delivered by Buyer at Closing;
     (ii) the failure of Buyer to perform any covenant or obligation required to be performed by it under this Agreement; and
     (iii) any Claims made by non-Affiliate third Persons (including Governmental Entities) against the Seller Indemnified Parties to the extent such Claims are attributable to the Assumed Liabilities;
IN EACH CASE WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY (BUT NOT THE WILLFUL AND WANTON MISCONDUCT) OF THE SELLER INDEMNIFIED PARTIES; provided, however, it shall not be necessary for a third party Claim to have been brought or threatened against a Seller Indemnified Party for the indemnity obligations of Buyer to apply.
     (c) In the event that any Claim for which Seller, on the one hand, or Buyer, on the other hand (each an “Indemnifying Party”), would be liable to the other Party or another Person indemnified under this Section 10.01 (each collectively, an “Indemnified Party”) is asserted against or sought to be collected from such Indemnified Party by a non-Affiliate third Person, the Indemnified Party shall notify the Indemnifying Party in writing of such Claim promptly after becoming aware of such Claim, specifying the nature of and specific basis for such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”); provided, however, that no failure or delay in the giving of such Claim Notice shall relieve the Indemnifying Party of any Liability hereunder, except to the extent the Indemnifying Party is prejudiced by such omission or delay. The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claim; provided, however, that any Indemnified Party is hereby authorized during the Notice Period, after giving additional notice to the Indemnifying Party, to file any motion, answer or other pleading necessary to protect its interests or those of the Indemnifying Party and not prejudicial to the defense of such Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, then the Indemnifying Party shall, at its own expense, assume the defense of any such Claim either directly or through its insurer. In such case, but subject to Section 10.01(d) below, the Indemnifying Party shall control the course of and make all decisions concerning any such proceeding, select and employ counsel (with the approval of the Indemnified Party, not to be unreasonably withheld), and settle or prosecute such proceeding to a final conclusion, and the Indemnified Party may participate in, but not control, any such defense or settlement at its own cost and with its own counsel, and if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the third-party Claim, or any cross-complaint against any Person. To the extent the Indemnifying Party elects not to assume the defense of any Claim for which it has an indemnity obligation under this Section 10.01, the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense incurred (but only if and to the extent the Indemnified Party is actually entitled to indemnification hereunder) in regard to such Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings. In such circumstances, the Indemnified Party shall defend such Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Claim, if indemnification is to be sought hereunder, without the Indemnifying Party’s consent. Additionally, in such circumstances, the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.01(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless (A) such settlement includes a full and unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding, (B) such settlement does not contain any admission of wrongdoing or illegal conduct and (C) the Indemnifying Party has agreed in writing that it is liable to pay the full amount of the settlement to the extent pertaining to such Indemnified Party.
     (d) If a Party becomes an Indemnified Party, it shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party and permit the Indemnifying Party reasonable access to the Indemnified Party’s books, records, facilities and employees for the purpose of permitting the Indemnifying Party to perform its obligations under this Section 10.01; provided, however, that the Indemnified Party shall not be required to disclose to the Indemnifying Party any documents or correspondence covered by the attorney-client privilege or the work product doctrine, except pursuant to a joint defense agreement. To the extent that any documents or correspondence are covered by the attorney-client privilege or the work product doctrine, the Indemnified Party shall notify the Indemnifying Party if the Indemnified Party seeks to protect such privilege with respect to third parties. The Indemnified Party shall disclose to the Indemnifying Party the non-privileged contents of any such documents or correspondence. If requested by the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall negotiate in good faith a joint defense agreement with respect to the matter that is the subject of the privileged communication or work product.
     (e) With respect to the Indemnification Escrow Amount:
     (i) Any payment required to be made by Seller to any Buyer Indemnified Party pursuant to Section 10.01(a) shall be first paid by release of all or a portion, as applicable, of the Indemnification Escrow Amount pursuant to the terms of this Section and the Indemnification Escrow Agreement, for so long as any portion of the Indemnification Escrow Amount and/or any income thereon remains on deposit in the escrow account. The Indemnification Escrow Amount shall only be released and distributed in accordance with joint written instructions provided by Buyer and Seller to the Escrow Agent (“Joint Instructions”) or a final and non-appealable decision rendered by a court of competent jurisdiction (a “Final Order”). At any time and from time to time prior to the Final Distribution Date, if any Buyer Indemnified Party claims in good faith that payment is due from Seller pursuant to Seller’s indemnification obligations under Section 10.01(a), Buyer shall give written notice of such claim to Seller and the

Escrow Agent (each an “Escrow Claim”) setting forth (A) the nature of and basis for the Escrow Claim, and (B) the amount to which such Buyer Indemnified Party is entitled pursuant to Section 10.01(a) (the “Escrow Claim Amount”) (to the extent the Escrow Claim Amount is known and quantifiable as of such date and, if unknown, a good faith estimate assuming the facts are true). Seller shall have thirty (30) days after receipt of the Escrow Claim to dispute such Escrow Claim in writing delivered to Buyer and the Escrow Agent within such 30-day period (a “Dispute Notice”). If Seller does not give a Dispute Notice, then the Escrow Claim Amount set forth in the Escrow Claim Notice shall be deemed conclusive for purposes of this Agreement, and the Parties shall, on the first (1st) Business Day after expiration of such 30-day period, provide Joint Instructions to the Escrow Agent for release and distribution of such Escrow Claim Amount to Buyer from the Indemnification Escrow Amount. If Seller gives a Dispute Notice, the Parties shall, on the first (1st) Business Day after expiration of such 30-day period, provide Joint Instructions to the Escrow Agent for release and distribution of any undisputed portion of the Escrow Claim Amount to Buyer from the Indemnification Escrow Amount, but payment with respect to any disputed Escrow Claim Amount (or portion thereof) shall only be made from the Indemnification Escrow Amount in accordance with Joint Instructions or a Final Order to enforce an award with respect to such Escrow Claim Amount.
     (ii) On the first (1st) Business Day after the date (the “First Distribution Date”) that is three (3) months from the Closing Date, Buyer and Seller shall provide Joint Instructions to the Escrow Agent detailing the amount and delivering instructions for a release of a portion of the Indemnification Escrow Amount to Seller in an aggregate amount equal to one-third (1/3rd) of the Indemnification Escrow Amount, minus (x) the amounts for any Escrow Claims already satisfied by a distribution from the Indemnification Escrow Amount, and (y) the amounts of any Unresolved Claims that are pending on the First Distribution Date.
     (iii) On the first (1st) Business Day after the date (the “Second Distribution Date”) that is six (6) months from the Closing Date, Buyer and Seller’ shall provide Joint Instructions to the Escrow Agent detailing the amount and delivering instructions for a release of a portion of the Indemnification Escrow Amount to Seller in an aggregate amount equal to two-thirds (2/3rd) of the Indemnification Escrow Amount, minus (x) the amounts for any Escrow Claims already satisfied by a distribution from the Indemnification Escrow Amount, (y) the amounts of any Unresolved Claims that are pending on the Second Distribution Date, and (z) all amounts previously distributed to Seller pursuant to Section 10.01(e)(ii) above.
     (iv) On the first (1st) Business Day after the date (the “Final Distribution Date”) that is twelve (12) months from the Closing Date, Buyer and Seller shall provide Joint Instructions to the Escrow Agent detailing the amount and delivering instructions for a release of the remaining portion of the Indemnification Escrow Amount to Seller; provided, however, the Escrow Agent shall retain sufficient amounts for any Unresolved Claims that are pending on the Final Distribution Date. Any income that accrues on the Indemnification Escrow Amount shall be distributed to Seller as part of the final distribution from and termination of the Indemnification Escrow Agreement, unless the entire amount of the Indemnification Escrow Amount has been released to Buyer pursuant to this Section 10.01(e), in which event (x) a portion of such income equal to that amount necessary to satisfy any then remaining undisputed Escrow Claim Amounts or any award to Buyer under a Final Order with respect to a disputed Escrow Claim Amount (which has not then been paid) shall be released to Buyer and (y) the remaining portion of such income (if any) shall be released to Seller.
     (v) “Unresolved Claim” shall mean, as of the First Distribution Date, the Second Distribution Date or the Final Distribution Date, as the case may be, the aggregate amount of all Escrow Claims that are the subject of a pending Dispute Notice or Escrow Claims which have been delivered but for which Seller’s 30-day dispute period has not expired as of such date.
     10.02 Exclusive Remedy Post-Closing. From and after Closing, Section 10.01 shall be the exclusive remedy of both Parties for monetary Damages for breach of this Agreement and each of the Parties hereby waives any other Claim, cause of action, or remedy for monetary Damages that it might assert against the other, whether under statutory or common law, or any other Legal Requirement; provided that nothing in this Section 10.02 shall prevent either Party from (i) seeking specific performance, injunctive and/or similar equitable relief for claims of breach or failure to perform covenants performable under this Agreement at any time after the Closing or (ii) pursuing, and recovering in respect of, any claim based on actual fraud.
     10.03 Cooperation and Preservation of Books and Records. The Parties recognize that the Parties and their respective Affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other Parties; therefore, the Parties shall (a) use commercially reasonable efforts to properly retain and maintain such records until the thirtieth (30th) day following the last date on which the period to which such records relate is subject to audit by any Governmental Entity, and (b) subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney-client privilege and any documents that are covered by the work product doctrine, allow the requesting Party and its respective agents and other representatives, at times and dates mutually acceptable to the Parties, to inspect, review, and make copies of such records as the requesting Party may deem necessary or appropriate from time to time for use in connection with the preparation of Tax Returns relating to the Purchased Assets or in connection any lawsuit, Claim or Tax audit relating to the Purchased Assets. Such inspection, review and copying of records shall be conducted during normal business hours and at the requesting Party’s expense.
     10.04 Receipts and Expenses. (a) All monies, proceeds, receipts, credits and income attributable to the Purchased Assets (including those received by Seller under the Excluded NAESB Contracts with respect to the Purchased Assets) (“Receipts”) and attributable to the periods of time from and after the Effective Time shall be the sole property and entitlement of Buyer, and, to the extent received by Seller or any of its Affiliates, shall be promptly accounted for and transmitted to Buyer, provided, however, any Receipts attributable to the period of time prior to the end of the month during which Closing occurs may be utilized by Seller to pay Expenses attributable to the period of time from the Effective Time through the end of the month in which Closing occurs; and (b) all Receipts attributable to the period of time prior to the

Effective Time shall be the sole property and entitlement of Seller and, to the extent received by Buyer, shall be promptly accounted for and transmitted to Seller. (c) All invoices, direct costs, expenses, disbursements and payables attributable to the Purchased Assets (including those incurred by Seller under the Excluded NAESB Contracts, the Excluded MSAs and the Management Agreement with respect to the Purchased Assets and those incurred by Seller to acquire any New Easements, but excluding the AFE Estimated Cost, the AFE Actual Cost, the Pipeline Inventory Estimated Cost and the Pipeline Inventory Actual Cost and any Treating Cost Difference owed by Buyer under Section 3.01) (“Expenses”), for all periods from and after the Effective Time shall be the sole obligation of Buyer, and, to the extent any statements for same are received by Seller or any of its Affiliates, shall be promptly transmitted to Buyer, and paid by Buyer, provided, however, Seller may pay all such Expenses attributable to the period of time from the Effective Time through the end of the month in which Closing occurs as permitted in Section 10.04(a) above; and (d) all Expenses for all periods prior to the Effective Time shall, subject to Section 10.01, be the sole obligation of Seller, and, to the extent any statements for same are received by Buyer or any of its Affiliates, shall, subject to Section 10.01, be promptly transmitted to Seller, and paid by Seller. All imbalances attributable to the Purchased Assets as of the time immediately prior to the Effective Time shall be retained by Seller, and Seller shall be entitled to any benefit on account thereof and shall be responsible for any obligations with respect thereto. All imbalances attributable to the period of time from and after the Effective Time until Closing shall be cashed out by Seller under its applicable balancing agreements, and all amounts received by Seller under such cash-outs will be considered “Receipts” for purposes of this Section 10.04, and all amounts paid by Seller under such cash-outs will be considered to be “Expenses” for purposes of this Section 10.04.
     10.05 Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations attributable to the Purchased Assets (“Property Taxes”) relating to the tax period during which the Effective Time occurs shall be apportioned to the Seller for the period up to and including the Effective Time and to the Buyer for the period after the Effective Time on a ratable daily basis over the entire tax period based on the Property Taxes assessed for the immediately preceding tax period. At Closing, the amount of Seller’s prorated share of such Property Taxes shall be deducted from the Purchase Price, as full compensation for Seller’s obligations with respect to all Property Taxes relating to the tax period during which the Effective Time occurs. Buyer shall pay or cause to be paid, when due, to the taxing authorities all Property Taxes relating to the tax period during which the Effective Time occurs.
     10.06 Transfer Taxes. Buyer and Seller shall each be responsible for one-half of all Transfer Taxes required to be paid in connection with the sale of the Purchased Assets pursuant to this Agreement.
     10.07 Investigation of Books and Records. Buyer’s closing of the transaction contemplated hereby will constitute Buyer’s acknowledgment that it has had, prior to the Closing Date, access to the Purchased Assets, the Records, and the officers and employees of Seller to its full and complete satisfaction. Buyer hereby further acknowledges that in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, it is relying solely on its own independent investigation and due diligence and the express representations, warranties, covenants and agreements of Seller set forth in this Agreement. Except for such express representations and warranties, Seller makes no representation or warranty of any kind as to the Records, any information contained therein or any other information provided to Buyer by or on behalf of Seller. Buyer agrees that any conclusions drawn from the Records and such information are and shall be the result of its own independent review and judgment.
     10.08 Removal of Decals, Logos and Signs; Emergency Contact Numbers. As soon as practicable after the Closing Date, but in no event later than ninety (90) days thereafter, Buyer shall cease to use and shall remove or cause to be removed the names and marks used by Seller and its Affiliates and all variations and derivatives thereof and logos relating thereto from the Purchased Assets and shall not thereafter make any use whatsoever of such names, marks, and logos whether as identification for the Purchased Assets or in connection with documentation and correspondence relating thereto, except as may be necessary to complete the transfer of the Purchased Assets and any consents related thereto.
     10.09 Transition Services. In order to facilitate the transition of Buyer as the owner of the Purchased Assets, the Parties shall enter into a Transition Services Agreement, in the form attached hereto as Exhibit I (the “Transition Services Agreement”), for a period commencing on the Closing Date and ending on the date on which the Transition Service Agreement is terminated in accordance with its provisions. Pursuant to the Transition Services Agreement, Seller shall provide or cause to be provided to Buyer certain support services specified therein.
     10.10 Suspended Funds. The Parties acknowledge that Seller has suspended payment of certain funds in accordance with a Contract (the “Suspended Funds”) as further described in Schedule 10.10. Seller shall transfer the Suspended Funds to Buyer at Closing, and, notwithstanding anything to the contrary contained herein, including, but not limited to, Section 2.01(d), Buyer shall thereafter be fully responsible and liable for payment of such Suspended Funds to the appropriate Persons owed such funds, and such responsibility and liability shall be deemed to be Assumed Liabilities.
     10.11 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so called bulk transfer laws of any jurisdiction in connection with the purchase and sale of the Purchased Assets; provided however, that in accordance with Article 10 hereof, Seller shall indemnify and hold Buyer harmless from any Damages which Buyer may incur due to failure to comply with such laws.
     10.12 Limitation of Liability.
     (a) IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE HEREUNDER FOR EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OF ANY KIND, ARISING DIRECTLY OR INDIRECTLY FROM, INCIDENT TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS AGREEMENT. This Section shall in no way limit or qualify the Parties’ indemnification obligations under Section 10.01 with respect to Claims made against any Party by a non-Affiliate third Person.

     (b) SELLER SHALL NOT HAVE ANY RIGHTS OR CLAIMS AGAINST ANY LENDING SOURCE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS RELATED TO THE TRANSACTION FINANCING, WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE.
     10.13 Disclaimers. Buyer acknowledges that, except as expressly set forth herein, (a) SELLER HAS NOT MADE AND BY THE DOCUMENTS OF CONVEYANCE AND TRANSFER TO BE EXECUTED PURSUANT HERETO SHALL NOT BE DEEMED TO HAVE MADE, AND (b) SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING (i) ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND (ii) ANY REPRESENTATION OR WARRANTY AS TO (1) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION ASSOCIATED WITH THE PURCHASED ASSETS, (2) ANY PROJECTIONS, FORECASTS, BUSINESS PLANS OR BUDGET INFORMATION, (3) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PURCHASED ASSETS, (4) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PURCHASED ASSETS, OR (5) TITLE TO THE PURCHASED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER IS ACQUIRING THE PURCHASED ASSETS IN “AS-IS, WHERE-IS” PHYSICAL CONDITION, WITH ALL FAULTS, BOTH PATENT AND LATENT, REGARDLESS OF HOW SUCH FAULTS WERE CAUSED OR CREATED (BY SELLER’S NEGLIGENCE OR OTHERWISE).
     10.14 Non-Competition. To assure that Buyer will realize the benefits of the transactions contemplated hereunder, Seller hereby agrees not to:
     (a) For a period of one (1) year after the Closing Date, directly or indirectly, alone or as a shareholder, partner, joint venturer, officer, director, member, manager, employee, consultant, agent, independent contractor or equity interest holder of, or lender to, any Person, entity or business, engage in any business or activities the same as or similar to the business of operating the Purchased Assets within Roberts County, Texas and each of Van Buren, Conway, Faulkner and White Counties, Arkansas.
     (b) For a period of one (1) year after the Closing Date, directly or indirectly, solicit for employment any employees of Buyer; provided that, the foregoing shall not prohibit Seller from offering to employ or employing any such employees of Buyer who respond to a general employment advertisement not directed at Buyer or Buyer’s employees.
Notwithstanding the foregoing, the beneficial ownership of less than 1% of the equity interests of any Person having a class of equity interests actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to breach the prohibitions of this Section 10.14.

ARTICLE 11
MISCELLANEOUS
     11.01 Governing Law; Waiver of Jury Trial. This Agreement, all instruments executed in accordance with it and any disputes arising out of or relating to this Agreement or any contemplated transaction shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to conflict of law rules that would direct application of the laws of another jurisdiction (except to the extent that the laws of another state mandatorily apply to the conveyance hereunder of Real Property located within such state). With respect to any suit, action or proceeding to which any Lending Source is a party, each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, INCLUDING WITH RESPECT TO ANY SUCH PROCEEDING TO WHICH ANY LENDING SOURCE IS A PARTY.
     11.02 Entire Agreement. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein and therein) together with the Confidentiality Agreement constitute the entire agreement between the Parties and supersedes all prior agreements, documents or other instruments with respect to the matters covered hereby. The Parties make, and have made, no oral agreements or undertakings pertaining to the subject matter of this Agreement. In the event of any irreconcilable conflict between the terms of this Agreement and any conveyancing documents contemplated hereby, the terms of this Agreement shall be controlling. Buyer and Seller agree that the Confidentiality Agreement shall terminate effective upon the Closing.
     11.03 Waiver. No waiver of any of the provisions of this Agreement shall be effective unless in writing signed by Buyer and Seller. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.04 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     11.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of either Buyer or Seller, as applicable, and any such assignment that is not consented to shall be null and void; provided, that no consent of Seller shall be required in connection with any assignment by Buyer of any of Buyer’s rights, interests and obligations hereunder (i) for the purpose of securing any financing of the transactions contemplated hereby, and/or (ii) to a wholly-owned subsidiary of Buyer, in each case so long as such assignment in no way limits Buyer’s obligations hereunder.
     11.06 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses and facsimile numbers of the Parties shall be as follows:

For Seller to:	Frontier Gas Services, LLC
4200 E. Skelly Dr. Suite 400
Tulsa, Oklahoma 74135
Attn: Dave Presley
Facsimile: (918) 388-8437

For Buyer to:	Crestwood Midstream Partners LP
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Attn: Robert G. Phillips
Facsimile: (832) 519 2250

with copy to:	Crestwood Midstream Partners LP
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Attn: General Counsel
Facsimile: (832) 519 2250
Each Party shall have the right, upon giving five (5) days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

     11.07 Expenses. Except as provided in Sections 4.02(e) and 4.04, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel, accountants and consultants).
     11.08 Severability. The unenforceability or invalidity of any one or more portions or provisions of this Agreement shall not affect the enforceability or validity of the remaining portions or provisions of this Agreement.
     11.09 Amendment. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) may not be amended except by an instrument in writing signed by each of the Parties.
     11.10 Further Assurances. If at any time after the Closing, any further action is reasonably necessary to transfer the Purchased Assets to Buyer, Buyer and Seller shall execute such additional conveyances or other instruments as necessary to more effectively transfer, convey and assign the Purchased Assets to Buyer.
     11.11 Third-Party Beneficiaries. Except as expressly set forth in Section 10.01 with respect to Buyer Indemnified Parties or Seller Indemnified Parties, nothing in this Agreement is intended to create any third-party beneficiary rights respecting any Person or to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement, and the Parties specifically negate any such intention. Notwithstanding the foregoing, the parties hereto agree that the Lending Sources shall be third-party beneficiaries as to Section 10.12(b) and Section 11.01.
     11.12 Counterparts; Exhibits. This Agreement may be executed in one or more counterparts (delivery of which may be made by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Attachments, Schedules and Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.
     11.13 Publicity. Prior to making any public announcement with respect to the transactions contemplated hereby, each Party shall consult with the other Party and use reasonable efforts to agree upon the text of a proposed joint announcement or obtain the other Party’s approval of the text of such announcement (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that any Party may make such disclosures or statements as it reasonably believes may be required by applicable Legal Requirements, including any rules or regulations of any stock exchange.
     11.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notices required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
     (a) Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) references to Attachments, Schedules or Exhibits refer to the Attachments, Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; and (iv) the word “including” means “including, without limitation.”
     (b) Any item disclosed in one Section or Schedule will be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the nature and the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality and will not be deemed an admission that any such disclosed matter is or may give rise to a breach of any Contract or violation of any Legal Requirement.
     11.15 Schedules. Seller may by written notice to Buyer revise or supplement the disclosure Schedules hereunder, or add new disclosure Schedules, at any time prior to the Closing Date to reflect any information, event or circumstance that either (a) existed on the date hereof and should have been included on one or more existing or new disclosure Schedules but was not, or (b) came into existence after the date hereof and would have been required to be disclosed on one or more existing or new disclosure Schedules if such information was in existence on the date of this Agreement. Subject to Section 8.03(d), any such supplement, amendment or addition will be effective to cure and correct, for all purposes (including, but not limited to, Seller’s indemnification obligations set forth in Section 10.01), any breach of any representation, warranty, or covenant that would otherwise have existed by reason of Seller not having made such amendment, supplement or addition.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

SELLER: FRONTIER GAS SERVICES, LLC
By:	/s/ Dave Presley
	Name:	Dave Presley
	Title:	President

BUYER: CRESTWOOD MIDSTREAM PARTNERS LP, By Crestwood Gas Services GP LLC, its General Partner
By:	/s/ Robert G. Phillips
	Name:	Robert G. Phillips
	Title:	Chairman, President and CEO